UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☒ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

AMERICAN WELL CORPORATION

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Stockholder:

As we reflect on the milestones and achievements of the past year, Roy and I extend our sincere gratitude for your continued support and investment in our company as, together, we digitally empower our clients' healthcare ambitions, enabling better outcomes and more affordable care for all.

2023 was a strategic year for Amwell. We advanced the breadth and maturity of our offering, and we migrated the majority of our installed base to our new technology platform, ConvergeTM. We have had an excellent reception to Converge: sizeable market wins, powerful client validation and compelling proof points. Also, we improved the focus and efficiency in our company and are committed to continue optimizing our organization to streamline and propel growth. Based on these 2023 achievements, we are confident in our ability to achieve our stated path to profitability.

As we turn the page to 2024, I believe it is crucial to understand the transformation we have successfully achieved. It’s a transformation from a telehealth vendor to a hybrid care enablement partner that healthcare organizations are turning to as they seek to modernize and achieve operational goals. It’s also a transformation from selling video visits to connecting and mobilizing digital assets and provider networks within and between client organizations. Below are a few key points in this regard:

•
Our infrastructure platform is designed to act as a distribution system that digitally empowers our clients to address the challenges they face and generate better financial and health outcomes.
•
Our clients are looking for one infrastructure, consolidating their digital initiatives. The path forward connecting disparate healthcare facilities, teams, patients and digital assets is far from obvious. Time and again, we hear they have tried to build this layer themselves, and they are coming back to us, recognizing our expertise.
•
In addition to our technology platform, our professional services teams are proving to be a powerful differentiating element for us. We are particularly good at the challenging and complex work of integrating workflows and connecting our clients’ most important assets.
•
And, we believe the services provided by our clinical affiliate Amwell Medical Group ("AMG") further set us apart in the market. Our payer clients leverage AMG providers to deliver high quality care for members and also increasingly virtual primary care that improves access and reduces costs. Our provider clients look to make the most of their own teams while maintaining the highest standards for care and wait times. AMG provides a combination of critical bandwidth, clinical expertise and load-balancing provider services that are unique in the market today.
•
Our partnering role is validated in the market. Our strategic clients CVS Health, Elevance Health, The Leidos Partnership for Defense Health and others are powerful examples of organizations turning to us to help them achieve their goals.
•
And, while our largest clients give us validation, Amwell expertise and value benefits a broad spectrum of clients. Our future-ready platform enables clients of all sizes to address the needs of today and expand to new use cases when they are ready. Our installed base of clients is a substantial baseline from which we intend to grow our company.

At Amwell, we believe we are in the early innings, as healthcare has only just begun to modernize and leverage the benefits of technology-driven care. The market for enabling this is substantial.

Our priorities for 2024 are clear as we look to continue to enable the digital aspirations of healthcare organizations with long term, profitable growth well within our sight:

•
We will work to ensure a successful deployment of a broad portfolio of our solutions for the Military Health System;
•
We will continue to execute on the initial phase of our implementation, demonstrate value, and support the Military Health System’s enterprise expansion, which is anticipated late this year;
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We plan to migrate the majority of our remaining clients onto Converge, and
•
Finally, our sights are set on re-accelerating bookings. We believe we have made the right moves to return to growth by restructuring our growth organization, expanding our footprint within our installed base and winning new clients.

At the foundation of these priorities is our continued focus on our core values: Customer First, One Team and Deliver Awesome.

Customer First. Today more than ever, our customers view us as a trusted partner. This year, we strove to bring passion, integrity, and agility to our work, migrating the majority of our customers to Converge and working with new customers to put in place infrastructure elements that will apply broadly to the market and that set the standard for best practice in digital healthcare delivery.

One Team. We now have a workforce of over 1,000 employees around the world. Our mission inspires us each day to pursue our goal of enabling our clients to transform the healthcare experience and make a lasting difference for patients, care teams, hospitals and payers globally. This resonates across our company, and our high employee engagement and retention reflect a shared commitment to fulfill our mission.

Deliver Awesome. We believe our vision will lead to more accessible, quality care for all, and we are well on our way to delivering on the promise of a meaningful and sizeable opportunity. Our platform and solutions have proven to make a powerful impact on clinical and financial outcomes as well as the patient and provider experience, benefitting all segments, and allowing for innovation that is yet to be imagined to be embedded into one unified ecosystem.

We begin 2024 on strong footing and laser-focused on our priorities.

You are cordially invited to attend the 2024 Annual Meeting of Stockholders of Amwell, to be held Tuesday, June 18, 2024 at 10:00 a.m. eastern time via the following link: www.virtualshareholdermeeting.com/AMWL2024. We plan to post details of this virtual meeting on our investor relations website at https://investors.amwell.com. We encourage you to check this website prior to the 2024 Annual Meeting of Stockholders if you plan to attend.

Whether or not you plan to attend the meeting, I encourage you to review the enclosed information and vote your shares.

Thank you for your continuing interest in Amwell. We value your ongoing support and we are committed to delivering transformative solutions in healthcare, and to creating sustainable long-term value for our stockholders.

Sincerely,

Ido Schoenberg, Chairman and co-Chief Executive Officer

AMERICAN WELL CORPORATION

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD June 18, 2024

Dear Stockholders:

We are pleased to notify you that we will hold the 2024 annual meeting of stockholders (the “Annual Meeting”) on Tuesday, June 18, 2024 at 10:00 a.m. eastern time. The Annual Meeting will be in a virtual meeting format at www.virtualshareholdermeeting.com/AMWL2024.

At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters, all of which are discussed in greater detail in the accompanying proxy statement:

1.
Electing the director-nominees named in the proxy statement.
2.
Ratifying the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2024.
3.
Approving, on an advisory basis, the compensation paid to our named executive officers.
4.
Approving amendments to our certificate of incorporation to effect a reverse stock split.

We will also consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 19, 2024 may vote at the meeting or any postponement(s) or adjournment(s) of the meeting.

Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to make our proxy materials available to all of our stockholders over the Internet. We will be able to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April [ ], 2024, we will commence sending to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2024 annual meeting of stockholders and our 2023 annual report to stockholders. The Notice also provides instructions on how to vote online or vote by phone and includes instructions on how to receive a paper copy of the proxy materials by mail.

Whether you plan to attend the Annual Meeting or not, it is important that you cast your vote either by remote communication at the meeting or by proxy. You may vote over the Internet, telephone or by mail. You are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

In order to attend the meeting online and vote your shares electronically during the meeting, you must register in advance at www.virtualshareholdermeeting.com/AMWL2024 prior to the meeting. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the meeting. Further information about how to attend the Annual Meeting online and vote your shares is included in the accompanying proxy statement.

Thank you for your ongoing support of and interest in American Well Corporation.

By order of the Board of Directors,

Bradford Gay
General Counsel

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS OF AMERICAN WELL CORPORATION

TO BE HELD June 18, 2024

This proxy statement (this “Proxy Statement”) and Notice of the 2024 Annual Meeting of Stockholders are being provided to you in connection with the solicitation of proxies by our Board of Directors for use at our 2024 Annual Meeting of Stockholders, and any adjournments or postponements thereof (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, June 18, 2024 at 10:00 a.m. eastern time, via live audio webcast at www.virtualshareholdermeeting.com/AMWL2024. Stockholders of record at the close of business on April 19, 2024 are invited to attend the Annual Meeting and are entitled to vote on the proposals described in this Proxy Statement.

On or about April [ ], 2024, we made available this Proxy Statement and the attached Notice of 2024 Annual Meeting of Stockholders to all stockholders entitled to vote at the Annual Meeting, and we began sending the Notice Regarding the Availability of Proxy Materials to all stockholders entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, containing our financial statements for the fiscal year ended December 31, 2023, accompanies the Proxy Statement and forms part of the proxy materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 18, 2024

This Proxy Statement and our Annual Report on Form 10-K are available for viewing, printing and downloading at www.virtualshareholdermeeting.com/AMWL2024. To view these materials, please have your 15-digit control number(s) available that appears on your proxy card.

Additionally, you can find a copy of our Annual Report on Form 10-K and the Proxy Statement on the website of the Securities and Exchange Commission (the “SEC”), at www.sec.gov, or in the “SEC Filings” tab of the “Investor Relations” section of our website at www.americanwell.com. You may also obtain a printed copy of our Annual Report on Form 10-K, free of charge, by sending a written request to: Catherine Riley, Corporate Paralegal, American Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109. Exhibits, if any, will be provided upon written request and payment of an appropriate processing fee.

INFORMATION ABOUT THE ANNUAL MEETING

Why am I receiving this Proxy Statement?

American Well is soliciting proxies for the Annual Meeting. You are receiving a Proxy Statement because you owned shares of American Well common stock at the close of business on April 19, 2024, the record date for the Annual Meeting, which entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What is the purpose of the Annual Meeting?

At the Annual Meeting, the stockholders will be asked to consider and vote upon the following matters:

1.
Electing the director-nominees named in this Proxy Statement.
2.
Ratifying the appointment of PricewaterhouseCoopers LLP as American Well’s independent registered public accounting firm for the fiscal year ending December 31, 2024.
3.
Approving, on an advisory basis, the compensation paid to our named executive officers.
4.
Approving amendments to our certificate of incorporation to effect a reverse stock split.

We will also consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. If any other matter properly comes before the stockholders for a vote at the online meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the SEC, we are permitted to furnish proxy materials, including this Proxy Statement and our 2023 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. If you vote by Internet or telephone, please do not also mail your proxy card.

When is the record date for the Annual Meeting?

The record date for the meeting is April 19, 2024. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. At the close of business on the record date, there were [ ] shares of Class A common stock outstanding, [ ] shares of Class B common stock outstanding and [ ] shares of Class C common stock outstanding.

A list of stockholders entitled to vote at the Annual Meeting will be available for examination on the Internet through the virtual web conference during the Annual Meeting.

To how many votes am I entitled?

Each share of Class A and Class C common stock are entitled to one vote per share on all matters presented for a vote, except that Class C common stock will not have the right to vote for elections of directors. Holders of Class B common stock are collectively entitled to a number of votes equal to the product of (x) 1.0408163 and (y) the total number of votes that would be cast by the holders of the Class A and Class C common stock, resulting in the Class B common stock collectively holding 51% of the voting power of all outstanding securities. Each share of Class B common stock is entitled to a number of votes equal to the total number of votes held by all Class B common stock divided by the total number of then outstanding shares of Class B common stock. Shares of Class B common stock are held by our co-founders, Dr. Ido Schoenberg and Dr. Roy Schoenberg, who have agreed to vote together as a group.

What is the difference between being a stockholder of record and a beneficial owner?

Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.

Stockholder of record: If your shares are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc., you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card and to vote at the Annual Meeting.

Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your broker, bank or nominee authorizing you to do so. Follow the instructions during the registration process for the Annual Meeting.

Your nominee has sent you instructions on how to direct the nominee’s vote in advance of the meeting through the voting instruction card. You may vote by following those instructions.

I share an address with another stockholder. What do I do if we received only one paper copy of the proxy materials and want additional copies, or we received multiple copies and want only one?

The proxy rules of the SEC permit companies and intermediaries, such as brokers and banks, to satisfy proxy statement delivery requirements for two or more stockholders sharing an address by delivering one proxy statement to those stockholders. This procedure, known as “householding,” reduces the amount of duplicate information that stockholders receive and lowers our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, our annual report and proxy materials, to any stockholder of record at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, such stockholder of record may contact Catherine Riley, Corporate Paralegal, American Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109, or by calling (617) 204-3500 or by emailing catherine.riley@amwell.com. Beneficial holders may contact their bank, brokerage firm, or other nominee to request information about householding.

Conversely, if stockholders of record living at the same address received multiple copies of our Notice and, if applicable, annual report and proxy materials, you may request delivery of a single copy by contacting Catherine Riley as set forth above. Beneficial holders may contact their bank, brokerage firm, or other nominee to request a single copy of the Notice and, if applicable, proxy materials and annual report.

How can I vote my shares in advance of the online meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the online meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet or telephone by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the Internet or telephone, or, if you requested to receive printed proxy materials, you can also vote by mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

Can I revoke my proxy and change my vote?

You may revoke your proxy at any time before it is voted by notifying the General Counsel in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending the meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total voting power of all outstanding securities generally entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, bankers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all proposals, such brokers or nominees do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

How can I vote my shares during the online meeting?

The Company will be hosting the Annual Meeting live online. After registration and receiving the links, you can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/AMWL2024. The webcast will start at 10:00 a.m. eastern time. You may vote while attending the meeting online.

Shares held in your name as the stockholder of record may be voted by you, while the polls remain open, at www.virtualshareholdermeeting.com/AMWL2024 during the meeting. You will need your control number found in the Notice or proxy card. Shares held beneficially in street name may be voted by you at the meeting only if you obtain a legal proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the online meeting, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the online meeting.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•
“FOR” the election of the director-nominees to the Board (Proposal 1)
•
“FOR” ratifying the appointment of PricewaterhouseCoopers LLP as American Well’s independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 2)
•
"FOR" approving, on an advisory basis, the compensation paid to our named executive officers (Proposal 3).
•
"FOR" approving amendments to our certificate of incorporation to effect a reverse stock split (Proposal 4).

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?

Our Board of Directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

What vote is required to approve each proposal and how are votes counted?

Proposal 1—Election of Directors

The election of directors requires a plurality vote of the shares of stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Class C common stock do not have the right to vote for the election of directors. Withhold votes will have no effect on the results of this vote. Brokerage firms do not have authority to vote shares held by the firms in street name for the election of directors without instructions from beneficial owners. As a result, any shares not voted by a beneficial owner will be treated as broker non-votes. Such broker non-votes will have no effect on the results of this vote.

Proposal 2—Ratifying the Appointment of the Independent Registered Public Accounting Firm

The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of holders of a plurality of the votes of all classes of stock outstanding cast at the Annual Meeting. Withhold votes will have no effect on the results of this vote. Brokerage firms have authority to vote shares held in street name on this proposal without instructions from beneficial owners. As a result, we do not expect there will be any broker non-votes on this matter. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, the Audit Committee of the Board of Directors may reconsider its selection. The Audit Committee may reconsider the appointment of the accounting firm even if the Proposal is ratified if it is in the best interest of the Company.

Proposal 3—Approving, on an advisory basis, the compensation paid to our named executive officers.

The approval, on an advisory basis, of the compensation paid to our named executive officers requires the affirmative vote of holders of a plurality of the votes of all classes of stock outstanding cast at the Annual Meeting. Withhold votes will have no effect on the results of this vote. Brokerage firms do not have authority to vote shares held by the firms in street name for the approval of executive compensation without instructions from beneficial owners. As a result, any shares not voted by a beneficial owner will be treated as broker non-votes. Such broker non-votes will have no effect on the results of this vote.

Proposal 4—Approving, amendments to our certificate of incorporation to effect a reverse stock split

The approval of amendments to our certificate of incorporation to effect a reverse stock split requires the affirmative vote of the holders of a majority of the voting power of all outstanding stock entitled to vote on the proposal. Abstentions will have the same effect as votes against this proposal. Brokerage firms have authority to vote shares held in street name on this proposal, without instructions from beneficial owners. As a result, we do not expect there will be any broker non-votes on this matter.

How can I find out the results of the voting at the Annual Meeting?

Final voting results will be published in a current report on Form 8-K that will be filed within four business days after the Annual Meeting.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Catherine Riley, Corporate Paralegal of the Company, at (617) 204-3500. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of 9 members and is expected to be composed of 8 members following the completion of this Annual Meeting. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three classes with staggered three-year terms. One class is elected each year at the annual meeting of stockholders for a term of three years. At the Annual Meeting, three Class I directors will be elected for a three-year term. Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation or removal.

Nominees

Our Board of Directors has nominated Mr. Derek Ross, Ms. Deborah Jackson and Mr. Rob Webb for election as Class I directors at the Annual Meeting. If elected, each of Mr. Derek Ross, Ms. Deborah Jackson and Mr. Rob Webb will serve as Class I directors until the 2027 annual meeting of stockholders or until their successors are elected and qualified, or their earlier death, resignation or removal. Each of the nominees is currently a director of the Company. For information concerning the nominees, see the section titled “Corporate Governance and Board of Directors.”

If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of Mr. Derek Ross, Ms. Deborah Jackson and Mr. Rob Webb. Mr. Derek Ross, Ms. Deborah Jackson and Mr. Rob Webb have each consented to being named as a nominee for director and agreed to continue to serve if elected; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our Board of Directors to fill such vacancy or our Board of Directors may reduce its size. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.

Vote Required

The election of Class I directors requires a plurality of the votes of the shares of stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of “FOR” votes will be elected. Withhold votes will have no effect on the results of this vote. Brokerage firms do not have authority to vote shares held by the firms in street name for the election of directors without instructions from beneficial owners. As a result, any shares not voted by a beneficial owner will be treated as broker non-votes. Such broker non-votes will have no effect on the results of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE DIRECTORS NOMINATED BY OUR BOARD OF DIRECTORS AND NAMED IN THIS PROXY STATEMENT AS CLASS I DIRECTORS TO SERVE FOR A THREE-YEAR TERM.

BUSINESS OVERVIEW

Company Overview

We are a leading enterprise platform and software as a service company digitally enabling hybrid care. We empower health providers, payers, and innovators to achieve their digital ambitions, enabling a coordinated experience across in-person, virtual and automated care. We provide our clients with the core technology and services necessary to successfully develop and distribute digital care programs that meet their strategic, operational, financial and clinical objectives under their own brands. Our enterprise platform and software as a service solutions enable hybrid care delivery by offering our clients products to help weave digital care across all care settings. We bring technology and services that facilitate new models of care, strategic partnerships, consistent execution and better outcomes.

For health systems, our enterprise platform enables provider-to-provider virtual care for use cases ranging from stroke and acute psychiatry evaluations to virtual nursing and e-sitting. Our suite of CarepointTM devices can enhance in-person care, whether the clients want to turn existing equipment such as televisions or iPads into digital access points or use Amwell Carepoint carts and peripherals. Our enterprise platform also helps extend care outside the care setting by enabling both on-demand and scheduled provider-to-patient care for a range of use cases. This includes, but is not limited to, urgent care, primary care, behavioral health, chronic disease management, and specialty follow-up care. To augment in-person and virtual care, our automated care programs and digital mental health services help clinicians and health plans engage patients, members, and consumers before, after, or in-between visits to improve care plan adherence and prevent costly escalations.

For health plans, employers and government entities, our enterprise platform enables a member-centric hybrid care experience, seamlessly connecting with current technology investments and offering an open architecture that allows simple integration of future innovation. The platform enables a broad set of use cases, including primary, urgent, mental health, specialty, and chronic care. Our virtual primary care solution offers a primary care navigation hub that supports a longitudinal care experience for members, integrating virtual visits with digital behavioral health tools and condition-specific automated care programs, with escalation back to virtual and/or in person care, if needed. Our urgent care solution helps members conveniently and effectively address unplanned care needs without visiting the emergency department or local urgent care facility, driving quality outcomes at a lower cost.

The Converge™ platform ("Converge") is the latest version of our enterprise platform software. We designed the platform to be future-ready, reliable, flexible, scalable, secure and fully integrated with other healthcare software systems. Converge offers state-of-the-art data architecture and video capabilities, flexibility and scalability, as well as a user experience focused on the needs of patients, members and providers. It has been designed from the ground up with the holistic understanding that the future of care of any one person will inevitably blend a mix of in-person, virtual and automated experiences. The telehealth of yesterday has grown to encompass hybrid care delivery models and the flow of data that drives healthcare.

2023 Select Business Highlights:

•
Revenue of $259.0 million
•
Gross margin of 37%
•
Net loss of $679.2 million, which reflects non-cash goodwill impairment charges of $436.5 million
•
Average contract value increased from $401,000 to $415,000 for Heath Systems and from $862,000 to $902,000 for Health Plans
•
Total visits were ~6.3 million
•
Cash and short-term securities were $372.0 million as of December 31, 2023
•
Migrated more than half our volume onto our new platform, Converge

Digital Care Utilization

Digital care utilization is a key driver of our business. A client’s overall utilization of its digital care platform provides an important measure of the value they derive. Digital care utilization drives our business in three important ways. First, to the extent a client succeeds with its digital care program and sees good usage, they are more likely to renew and potentially expand their contract with us. Second, our health systems agreements typically include a certain number of visits conducted by their own providers annually and provide that as certain volume thresholds are exceeded, its annual license fees will rise to reflect this growing value. Third, to the extent that clients utilize provider services from AMG, Amwell derives revenue from clinical fees.

Regulatory Environment

During the COVID-19 pandemic, state and federal regulatory authorities loosened or removed a number of regulatory requirements in order to increase the availability of digital care services. For example, changes were made to the Medicare and Medicaid programs (through waivers and other regulatory authority) to increase access to digital care services by, among other things, increasing reimbursement, permitting the enrollment of out of state providers and eliminating prior authorization requirements. Most Medicare reimbursement flexibilities have been extended through December 31, 2024, including a waiver for geographic site restrictions (patient may be located at home), the expansion of eligible provider types, and coverage for audio-only consults.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Human Capital Management

Our human capital management philosophy is rooted in our commitment to our values of being "Customer First", acting as "One Team" and "Delivering Awesome". We continually seek ways to attract, grow, develop and retain an exceptionally talented and motivated workforce. We build upon our One Team core value by creating and enhancing our range of programs that increase engagement and employee resources. Our virtual workforce strategy has allowed us to continue our focus on a global recruitment strategy to hire from all geographies in which we operate to support our diverse pipeline. Through our learning management system, we create meaningful pathways for our employees to build the technical and comprehensive sales skills they need, including through role-specific trainings and certifications. We enable and advocate for open and frequent dialogues between our employees and their managers to support career development.

We value and solicit employee feedback and listen to all of our employees through various outlets, including all hands meetings and yearly engagement surveys. These avenues have provided us with valuable perspectives that have shaped our investments in programs and initiatives for our employees. In addition, we recognize and reward employees through strong recognition programs and quarterly Amwell recognition awards that are built upon nominations from peers and managers. We provide highly competitive compensation, benefits and health initiatives that are supportive of total health and wellness mental health needs, including employee assistance programs, unlimited paid time off and mental health support in addition to all free telehealth and behavioral health services.

Diversity, Equity, Inclusion and Belonging

At Amwell, diversity, equity, inclusion and belonging (DEI&B) is integral to our core values and operations. Our culture is built on diverse perspectives, which help us think differently and better equip our clients, providers and patients with the tools to realize an improved healthcare experience for all. Each year, we welcome new participants to our formally established Diversity, Equity, Inclusion & Belonging committee that is sponsored and governed by our Chief People Officer and our EVP of Enterprise Platforms. In 2023, we offered numerous inclusion trainings as well as education on selective diverse populations and cultures led by our Committee.

We remain focused on building a diverse pipeline of employee talent. Partnerships developed with universities and other organizations across the U.S. and our virtual workforce strategy have allowed us to expand national recruitment opportunities. We continue to prioritize our diverse recruitment strategy to build a strong pipeline for women and people of color in our management and leadership roles.

As of December 31, 2023, women represented nearly 48% of our global employees, and 33% of our employees are non-white.

Code of Ethics and Corporate Governance Guidelines

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our President and co-Chief Executive Officer, Chairman and co-Chief Executive Officer, Chief Financial Officer and principal accounting officer. The full text of our code of business conduct and ethics is posted on the investor relations section of our website at https://investors.amwell.com/governance/governance-documents/default.aspx. We intend to disclose future amendments to our Code of Business Conduct and Ethics, and any waivers of such Code, on our website or in public filings.

In addition, our Board has adopted corporate governance guidelines for our company. The full text of our corporate governance guidelines are posted on the investor relations section of our website at https://investors.amwell.com/governance/governance-documents/default.aspx.

Corporate Responsibility Initiatives (Environmental, Social, Governance)

Our values are core to who we are and serve as the foundation on which we are able to build a strong organization and promote the long-term interests of our stockholders and stakeholders.

We have made meaningful progress on our corporate responsibility journey since publishing our inaugural ESG Framework in July 2022, and plan to publish an updated framework around the time this proxy statement is filed with the SEC. We will continue formalizing our corporate responsibility approach at the direction of management and with oversight from the Board. We partnered with an outside consultant and are committed to steadily advancing our comprehensive corporate responsibility strategy connected to our strategic business initiatives. Our published framework is available on the investor relations page of our website.

We have identified three guiding pillars: Our People, Our Products and Our Operations. These pillars allow us to add structure and organization to our ESG strategy, ensuring that we are balanced in our approach.

Our Corporate Responsibility Framework:

Our Product	Our People	Our Operations

Operational Efficiencies and Environmental Stewardship:

Our clients care about outcomes, health access and efficiency. Our solution is designed to enable and empower our clients’ operational goals.

The benefits of our services go beyond immediate operational efficiencies associated with health digitization to the power of a truly connected infrastructure.

Talent Development and Engagement:

Our talented team members devote themselves to serving our mission. We do the same for them by creating programs that expand their capabilities, support their growth and development, promote their wellbeing, and encourage them to speak up.

Cybersecurity and Data Privacy:

As an integral member of the healthcare ecosystem working across plans, providers, care professionals, and patients, trust is an imperative. We build that trust by prioritizing the safety and security of personal health information.

Our security-focused culture is reinforced throughout the organization by our ongoing training and awareness-building activities.

Clinician Shortages and Burnout:

Personnel shortages and care team burnout are all too common in the healthcare field. This is why we’re focused on enabling our clients to leverage technology and unify the care team’s resources and drive new efficient workflows to achieve sought after efficiencies so that teams can focus on the delivery of care.

Our unique automated care programs augment the care team, enabling them to practice at the top of their license.

Total Rewards & Wellbeing:

We believe that best-in-class healthcare starts from within, and mental and physical wellbeing are intertwined. We aim to offer resources and benefits to support employees’ mental and physical health to ensure they can continue to support our collective mission and be the best version of themselves.

Compliance and Ethics:

Our business sits at the intersection of technology and healthcare, which means that compliance and ethics are paramount in order to support our credibility. Our organization has significant people, controls, and processes in place to maintain compliance and support integrity at every turn.

Patient Experience and Outcomes:

With our solution, the patient and provider experience will be fast and seamless for many points along the continuum of care connected via the platform.

Our solution is designed to connect care teams to the information they need, helping them coordinate for consults, accelerate next steps, and deliver better outcomes.

Diversity, Equity, Inclusion and Belonging:

As a business built on a foundation of innovation, we understand the importance of diverse perspectives. To this end, we strive to develop a team that is inclusive and representative of diverse individuals.

We do this through internal working groups focused on communications, events, research, and human resources and training to support our three DE&I pillars: Recruitment, Awareness & Engagement, and Community Support.

Health Equity and Access:

Enabling widespread access and equity in health care is core to our purpose as a business. Our mission is to use technology to connect and enable providers, payers, patients, and innovators to provide greater access to more affordable, higher quality care.

Community Outreach:

Our communities, big and small, are an important part of our identity. We are enriching our communities and advancing healthcare, hunger relief, and equality for all through our corporate social responsibility initiative, Amwell Cares. Each of our team members are encouraged to volunteer on their own and are provided one designated volunteer day each year.

Environmental Stewardship: Beyond the proliferation of our solutions, we are considering ways we can integrate more environmentally sensitive practices within our own operations. One of the first opportunities here has been our adoption of a virtual-first workplace and a corresponding material reduction in our leased office space globally. Building on our progress, Amwell conducted its first greenhouse gas (GHG) emissions inventory capturing our combined Scope 1 and 2 emissions in 2023 and are monitoring ways we can continue to reduce our overall environmental impact.

Stockholder Engagement

The Board believes that directly engaging with stockholders is a critical process for receiving and understanding feedback on subjects that matter most to them. As a proactive measure, and in accordance with best practices in corporate governance, we regularly conduct stockholder engagement “listening calls.”

At the end of 2023, we contacted our top 15 stockholders, representing 37% of the Company’s outstanding shares. We invited them to share their feedback regarding our executive compensation programs and to discuss corporate responsibility, corporate governance and other topics.

We held calls with 8 stockholders representing approximately 32% of our outstanding shares. We received responses from three other stockholders that they did not seek to engage at this time. We did not receive replies from the remainder of the stockholders we contacted.

Our CFO, Head of Investor Relations and General Counsel conducted these conversations on behalf of the Company. The feedback received was then shared and discussed with the full Board.

Incorporating Feedback from Stockholders

During these discussions, we received valuable commentary and insights. As shown below, we have made changes in response to the feedback we received.

What We Heard	How We Responded

Increase the proportion of performance-based equity in the long-term incentive equity component of the executive compensation program and address the high target total compensation awarded to the Co-CEOs

In 2022, the Company granted PSUs that are subject to rigorous and challenging market capitalization hurdles over a three-year performance period. Taking these PSUs into account, our Co-CEOs have received compensation packages that are over 90% performance based, emphasizing the importance of results-oriented pay. Further, the Company has committed to not issue additional equity to the Co-CEOs during the three-year performance period.

Additionally, total compensation for the collective executive team has reduced by 92% between 2020 and 2022. Although this is mostly attributable to declines in financial and stock price performance, this reduction is also a result of shifts in the Company’s compensation structure to align with industry norms and best practices.

Adopt certain key risk mitigation devices relating to the executive compensation program in order to best protect stockholder interests

The Company previously adopted stock ownership guidelines with robust minimum levels of ownership. In 2023, the Company implemented a clawback policy that complies with new listing requirements issued by the Nasdaq Stock Market following recent SEC rulemaking under the Dodd-Frank Act. Our Board, management team, and advisors will continue to evaluate and discuss additional opportunities for risk mitigation devices to align with industry norms and best practices, while also taking into consideration the best interests of the Company.

Improve the disclosure of director qualifications and expertise

In 2023, the Company disclosed a detailed description of Board skills and experience in the proxy statement. The disclosure contained in this proxy statement further builds upon our progress to articulate what kinds of skills, experience, and diverse perspectives are most desirable in light of the Company’s business and long-term strategy.

Continue to focus on Board refreshment, racial/ethnic and gender diversity, and appointing directors with relevant experience and skills

The Company maintains a strong focus on ensuring we have effective oversight for our business, including annually reviewing the structure and composition of our Board. The Nominating and Corporate Governance Committee's goal is to ensure a wide range of experience, qualifications, attributes, skills, and diverse perspectives are represented on our Board. The Board also maintains an ongoing commitment to director refreshment and cultivating greater diversity to provide the Company with thoughtful and engaging oversight of our business.

Dual class capital structures with unequal voting rights disenfranchise certain stockholders and can lead to disregard for stockholder interests

Many companies have a dual class structure, and we believe this structure insulates the company from short-term pressure and allows us to make strategic long-term decisions that are in our best interest. One example is our multi-year re-platforming efforts and the launch of Converge, our industry leading telehealth platform which we believe is one of our key differentiators going forward. Please note that there is a sunset provision on our dual class capital structure in place such that it terminates in 2027.

Amounts of executive compensation granted are well above the median

The primary objectives of our executive compensation program are to retain key executives, attract new talent and link compensation to achievement of business objectives. The Committee works with Aon Radford ("Aon"), our compensation consultant, to benchmark executive compensation versus our peer companies. Moreover, the Company’s decision to rely heavily upon performance-based compensation means that the compensation received by our executives is directly tied to material increases in stockholder value. We strongly believe that our NEO compensation program’s approach of unifying our stockholders and management teams incentives together is in the best interests of the company and if the company’s fortunes dramatically change in a positive manner our executive team should be awarded.

Governance

Our company was founded by industry veterans, and their passion, energy and expertise have contributed to our success as a leading digital care delivery enablement platform in the United States and globally, connecting and enabling providers, insurers, patients, and innovators to deliver greater access to more affordable, higher quality care.

Our management team is governed by our Board, which works alongside them to determine our business strategy, ensure the sustainable growth of the company, and oversee our enterprise risks and opportunities and corporate responsibility initiatives. After this Annual Meeting, our Board is expected to consist of eight directors, 13% of whom identify as diverse in ethnicity and 75% who are independent. Our Board brings a diversity of perspectives, experience and backgrounds to their role of monitoring and advising management.

Board of Directors and Committees

Our Board may establish the authorized number of directors from time to time by resolution, subject to a minimum of five directors and a maximum of thirteen directors. There are no contractual obligations regarding the election of our directors. Each of our current directors will continue to serve until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.

Our directors are divided into three classes of directors, with the classes as nearly equal in number as possible. Each of our directors identified below serves in the class indicated. Subject to any earlier resignation or removal in accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws, our Class I directors, if elected at the Annual Meeting, will serve until the 2027 annual meeting of stockholders, our Class II directors will serve until the 2025 annual meeting of stockholders and our Class III directors will serve until the 2026 annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be apportioned by the Board among the three classes.

Below is a list of the names, ages as of March 31, 2023 and classification of the individuals who currently serve as our directors, other than Deval Patrick who, as previously disclosed, will resign from the Board, effective the date of this Annual Meeting.

Name	Class	Age	Position	Director Since
Ido Schoenberg, MD	III	59	Chairman, co-Chief Executive Officer	2006
Roy Schoenberg, MD, MPH	III	56	Director, co-Chief Executive Officer	2006
Dr. Peter Slavin	III	66	Director	2016
Derek Ross	I	52	Director	2018
Stephen Schlegel	II	61	Director	2019
Dr. Delos (Toby) Cosgrove	II	83	Director	2019
Deborah Jackson	I	72	Director	2020
Rob Webb	I	54	Director	2022

Director Biographies

Information concerning our directors is set forth below. The biographical description of each director includes the specific experience, qualifications, attributes and skills that led to the Board's conclusion at the time of filing of this Proxy Statement that each person listed below should serve as a director.

Director Nominees (Class I Directors)

Derek Ross

Mr. Ross is an accomplished healthcare executive with 25+ years of healthcare and financial experience. During his 21-year career at Philips, he held senior leadership roles within several of Philips’ healthcare hardware, software, and services businesses. He most recently was the Leader for the Aging and Caregiving, Senior Living businesses. Before that position, he led the Global Population Health Management business group. Mr. Ross also, during his tenure, led the finance organizations for Philips’s Healthcare Informatics and Population Health Management business groups. Mr. Ross holds a BA in Business Studies from Babson College and an MBA from the F.W. Olin Graduate School of Business at Babson College. We believe that Mr. Ross’s extensive experience in the health technology space and leadership skills make him a valuable part of our Board of Directors.

Deborah Jackson

From 2011 to 2023, Ms. Jackson served as the President of Cambridge College. From 2002 to 2011, Ms. Jackson served as the CEO of the American Red Cross of Eastern Massachusetts. Prior to that, she was Vice President of the Boston Foundation and Senior Vice President at Boston Children’s Hospital. She spent a decade early in her career at one of the country’s leading research and consulting firms, Abt Associates, where she served as the Deputy Director of its Healthcare and Income Security Group. Throughout her career, Ms. Jackson has served on numerous boards and commissions including serving on the Mayor’s Task Force on Healthcare Disparities as Co-Chair, the Group Insurance Commission of the Commonwealth of Massachusetts, the Board of Directors of Harvard Pilgrim Health Care, and the National Association of Corporate Directors. She currently serves as the Lead Director of Eastern Bankshares, Inc. and is a board member of the Eastern Bank Charitable Foundation and serves on the board of John Hancock Investments and the Massachusetts Women’s Forum. Ms. Jackson holds a BA from Northeastern University and a Masters in City Planning from the Massachusetts Institute of Technology. She is the recipient of honorary doctorate degrees from Curry College and Merrimack Valley College. We believe that Ms. Jackson’s extensive experience in the healthcare space and leadership skills make her a valuable addition to our Board of Directors.

Rob Webb

Rob Webb is an experienced health care executive and board member, and advocate for innovation in long-established industries. Most recently, he spent 19 years with UnitedHealth Group in a number of executive roles, including the CEO of Optum’s consumer and specialty network businesses for 10 years, and the president of UHG Ventures for 9 years. He is currently the president of Onward Ventures, a venture studio focused on driving innovation in health care and other industries. In addition to the Amwell board, Mr. Webb serves in a board role for Ardent Health, Delmec Ireland, and The Kellogg School Health Care Advisory Board. He has held board roles for fast-growing, innovate health care businesses, including Symphonix Health, Sanvello, Naviguard, Bind Insurance (now Surest), Level2 and others. Rob received his bachelor’s degree in mechanical engineering from the University of Minnesota, and his MBA in finance from the Kellogg School of Management at Northwestern University. We believe that Mr. Webb’s extensive experience in the healthcare space and leadership skills make him a valuable addition to our Board of Directors.

Directors with Terms Expiring in 2025 (Class II Directors)

Stephen Schlegel, Director

From August 2005 to his early retirement in February 2021, Mr. Schlegel has served as Vice President, Corporate Development at Anthem, Inc., a leading health benefits company. In this capacity, Mr. Schlegel was responsible for leading the company’s corporate development activities, managing mergers and acquisitions and corporate negotiations. He previously served from 1998 to 2005 as Vice President, Corporate Development and Strategy at Sprint. Mr. Schlegel holds a BA in accounting from Loras College and an MBA from the University of Chicago Booth School of Business. We believe that Mr. Schlegel’s extensive experience in the healthcare space, background in corporate development and leadership skills make him a valuable addition to our Board of Directors.

Dr. Delos (Toby) Cosgrove, Director

Dr. Cosgrove is the former CEO and President of the Cleveland Clinic. Serving from 2004 through 2017, he led the $8 billion organization to new heights of achievement and efficiency, seeing it ranked the #2 hospital in America (U.S. News). He currently serves as Executive Advisor to Cleveland Clinic, working with the Cleveland Clinic leadership on strategies for national and international growth. As CEO from 2004 to 2017, he reorganized services, improved outcomes and patient experience, and strengthened the organization's finances. Dr. Cosgrove holds a BA from Williams College and an MD from the University of Virginia School of Medicine. Dr. Cosgrove joined the Cleveland Clinic in 1975 and chaired the Department of Thoracic and Cardiovascular Surgery from 1989 to 2004. He performed over 22,000 operations and earned an international reputation in valve repair. He holds 30 patents for medical innovations. He trained at Massachusetts General Hospital and Brook General Hospital in London. In 1967, he was a surgeon in the U.S. Air Force, earning a Bronze Star. Dr. Cosgrove is a member of the National Academy of Medicine, and a Fellow of the National Academy of Inventors. In 2016, he was a Fortune Businessperson of the Year (No 14.) Three successive presidents of the United States have consulted him on healthcare issues. We believe that Dr. Cosgrove’s extensive experience in the healthcare space, background in health systems and public policy and leadership skills make him a valuable addition to our Board of Directors.

Directors with Terms Expiring in 2026 (Class III Directors)

Ido Schoenberg, Chairman, co-Chief Executive Officer

Since 2007, Dr. Schoenberg has served as the Chairman and co-CEO of Amwell. He currently oversees the business operations of Amwell. In 1996, together with Phyllis Gotlib, he co-founded iMDSoft, a provider of enterprise software that automates hospital critical care units. He grew the company into a market leader with a large multi-national installed base in the United States, Europe and East Asia. In 2001, Dr. Schoenberg joined CareKey, Inc. as Chief Executive Officer and took the company through its acquisition by the TriZetto group. Dr. Schoenberg served as TriZetto’s Chief Business Strategy Officer until his departure in the summer of 2006. Dr. Schoenberg previously served as the chairman of iMDSoft’s scientific advisory board. Dr. Schoenberg holds an MD from the Sackler School of Medicine. We believe that Dr. Schoenberg’s extensive experience in the healthcare space, prior track record as a successful entrepreneur and leadership skills make him a valuable addition to our Board of Directors.

Roy Schoenberg, President, co-Chief Executive Officer

Since 2007, Dr. Schoenberg has served as President and co-CEO of Amwell. Dr. Schoenberg is the inventor of the American Well® concept. Today, he directs all aspects of our technology and product development. Dr. Schoenberg was previously the founder of CareKey, Inc., a software vendor offering electronic health management systems. Dr. Schoenberg led CareKey through product development, market introduction, and the adoption of its solutions. Dr. Schoenberg continued to serve as Senior Vice President and Chief Internet Solutions Officer at TriZetto, following its acquisition of CareKey in December 2005. In 2013, Dr. Schoenberg was appointed to the Federation of State Medical Boards’ task force delivering landmark guidelines for the “Appropriate Use of Telehealth in Medical Practice.” Dr. Schoenberg is the author of numerous publications, talks, and books in the area of medical informatics, many of which he published during his work at the Center for Clinical Computing at Harvard’s Beth Israel Deaconess Hospital, where he was a Fellow in Clinical Informatics from 1998 to 2001. Dr. Schoenberg holds an MD from the Hebrew University Medical School and an MPH in Healthcare Management from Harvard University. We believe that Dr. Schoenberg’s extensive experience in the healthcare space, prior track record as a successful entrepreneur and leadership skills make him a valuable addition to our Board of Directors.

Dr. Peter Slavin, Director

Peter L. Slavin, MD has a long history of leadership roles in academic medicine and has recently transitioned to pursue his interests in healthcare investment, advising, and consulting. In 2022, he joined Advent International (a global private equity firm that invests in healthcare) as an Operating Partner. For the last 6 years, he has served on the board of Amwell. In 2022, he joined the board of Point32Health, a large non-profit health insurer in New England. He is a senior advisor and advisory board member at Arsenal Capital Partners (a New York based private equity firm). Dr. Slavin served as the President of Massachusetts General Hospital from January 2003 until September 2021. From 1999-2002, he served as Chairman and Chief Executive Officer of the Massachusetts General Physicians Organization, which included over 1,700 physicians and employed nearly 1,000 of them. From 1997 to 1999, Dr. Slavin served as President of Barnes-Jewish Hospital in St. Louis, Missouri. Before that, he did his training in Internal Medicine at Massachusetts General Hospital from 1984 to 1987 and was Senior Vice President and Chief Medical Officer from 1994 to 1997. Dr. Slavin graduated from Harvard College in 1979, Harvard Medical School in 1984, and Harvard Business School in 1990. Dr. Slavin teaches health care management at Harvard Medical School where he is a Professor of Health Care Policy. He chaired the boards of the Association of American Medical Colleges and the Massachusetts Hospital Association. He is the recipient of the Harold Amos Faculty Diversity Award from Harvard Medical School, and the Dr. Jim O’Connell Award from Boston Healthcare for the Homeless. He is also a member of the National Academy of Medicine and the American Academy of Arts and Sciences. We believe that Dr. Slavin’s extensive experience in the healthcare space, his understanding of health systems and leadership skills make him a valuable addition to our Board of Directors.

Board Skills Matrix

Our Board believes that it should be a diverse body with a mix of viewpoints, skills, and experience in order to ensure effective oversight of our business. As such, our Nominating and Corporate Governance Committee and our Board as a whole are focused on ensuring that a wide range of experience, qualifications, attributes, skills, and perspectives are represented on our Board.

The Board believes that each director has valuable individual competencies and backgrounds that, taken together, provide the tools necessary to offer thoughtful and engaging oversight of our business. As indicated in the directors’ biographies, our directors have exhibited significant leadership skills and extensive experience in fields which the Board believes provides valuable knowledge regarding critical elements of our business. Specifically, 87% of our Directors have extensive operational expertise in the healthcare sector and strategy & M&A; two members of the Audit Committee are “Audit Committee Financial Experts” per SEC rules; and half of our directors are experts in corporate governance and fiduciary duties as evidenced by past and present participation on the Board of Directors of other entities.

The following matrix identifies the primary experience, qualifications, attributes and skills of each of our directors. This matrix does not encompass all the experience, qualifications, attributes or skills of our directors, and the fact that a particular experience, qualification, attribute or skill is not listed does not mean that a director does not possess it.

Director Experiences, Qualifications, Attributes & Skills	Ido Schoenberg, MD	Roy Schoenberg, MD, MPH	Dr. Peter Slavin	Derek Ross	Stephen Schlegel	Dr. Delos (Toby) Cosgrove	Deborah Jackson	Rob Webb
Healthcare and Medical Operational Expertise	X	X	X	X	X	X		X
Academics and Research			X			X	X
Corporate Governance		X	X			X	X	X
Technology & Cybersecurity		X		X
Accounting and Financial Reporting				X	X			X
Regulatory, Government and Compliance						X
Strategy and M&A	X	X	X	X	X	X		X
Independence			X	X	X	X	X	X

Director Independence

Under the NYSE listing standards, no director qualifies as “independent” unless the Board affirmatively determines that the director has “no material relationship” with the listed company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company.

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that Stephen Schlegel, Dr. Peter Slavin, Derek Ross, Dr. Toby Cosgrove, Rob Webb and Deborah Jackson do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under applicable NYSE rules. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Person Transactions.”

Relationships

Drs. Ido and Roy Schoenberg are siblings, and Dr. Ido Schoenberg and Phyllis Gotlib are married to each other.

Board Leadership Structure

Dr Ido Schoenberg serves as both the Chairman of our Board and co-Chief Executive Officer. We do not have a lead independent director. Our Board believes that the current board leadership structure, coupled with a strong emphasis on board independence (with all directors other than Drs. Ido and Roy Schoenberg being independent under NYSE rules), provides effective independent oversight of management and risk management processes while allowing our Board and management to benefit from Dr. Ido Schoenberg’s extensive executive leadership and operational experience.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Attendance at Board and Annual Meetings

During 2023, our Board had 5 meetings, our Audit Committee had 5 meetings, our Compensation Committee had 4 meetings, and our Nominating and Corporate Governance Committee had 2 meetings. In addition to regularly scheduled and special meetings, the Board and its committees routinely hold informal discussions and perform certain actions by written consent. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our Board on which such director served (held during the period of such director’s committee service). Our non-employee directors, all of whom are independent directors, meet in regularly scheduled executive session, typically after a scheduled Board meeting. Our Board has not formally selected a director to preside over either our executive sessions of non-employee and independent directors. Instead, the participating directors designate a presiding director for the session.

Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we encourage our directors to attend such meetings. All of our directors attended our 2023 annual meeting of stockholders.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which have the composition and responsibilities described below. Our Board may establish other committees to facilitate the management of our business. Copies of the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available via our investor relations website (investors.amwell.com/governance/governance-documents/default.aspx). Members serve on these committees until their resignation or until otherwise determined by our Board.

The following table sets forth the standing committees of our Board and the members of each such committee as of the date of this Proxy Statement, other than Deval Patrick who, as previously disclosed, will resign from the Board, effective the date of this Annual Meeting:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Dr. Peter Slavin	—	Chair	Chair
Derek Ross	Member	—	—
Stephen Schlegel	Chair	Member	Member
Dr. Delos (Toby) Cosgrove	—	—	Member
Deborah Jackson	—	—	Member
Rob Webb	Member	—	—

Audit Committee

The Board has determined that all Audit Committee members meet the requirements for independence under the current NYSE listing standards and satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act. Each member of our Audit Committee is financially literate. In addition, our Board has determined that each of Derek Ross and Rob Webb is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on our audit committee financial expert any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board. Our Audit Committee is directly responsible for, among other things:

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selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

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ensuring the independence of the independent registered public accounting firm;
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discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;
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establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
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considering the adequacy of our internal controls and internal audit function;
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reviewing material related party transactions or those that require disclosure; and
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approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Each member of this committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Our Compensation Committee is responsible for, among other things:

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reviewing and approving, or recommending that our Board approve, the compensation of our executive officers;
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reviewing and recommending to our Board the compensation of our directors;
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administering our stock and equity incentive plans;
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reviewing and approving, or making recommendations to our Board with respect to, incentive compensation and equity plans;
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reviewing our overall compensation philosophy;
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in consultation with our co-Chief Executive Officers, periodically reviewing our management succession planning;
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approving this Compensation Discussion and Analysis report on executive compensation; and
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overseeing the administration of, and as appropriate, the enforcement of our clawback policy.

The Compensation Committee may delegate any of its responsibilities to subcommittees or the chair of the Committee and has delegated to our Chief Executive Officer the authority to make grants of equity awards to individuals who are not subject to Section 16 of the Exchange Act, pursuant to its Delegation Policy.

For a description of the role of our executive officers and independent compensation consultant in determining or recommending the amount or form of executive and director compensation, see “Director Compensation” and “Compensation Discussion and Analysis.”

Nominating and Governance Committee

Our nominating and corporate governance committee consists solely of independent members. Our nominating and governance committee is responsible for, among other things:

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identifying and recommending candidates for membership on our Board;
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reviewing and recommending our Corporate Governance Guidelines and policies;
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reviewing proposed waivers of the code of conduct for directors and executive officers;
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overseeing the process of evaluating the performance of our Board; and
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assisting our Board on corporate governance matters.

Role of the Board in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Such risks include, among others, strategic, financial, business and operational, cybersecurity, legal and regulatory compliance, and reputational risks. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Our Audit Committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. In addition to oversight of the performance of our external auditors, our Audit Committee also monitors compliance with legal and regulatory requirements, cybersecurity and reviews related party transactions. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines. Each committee regularly provides updates and reports to the Board.

Hedging Policy

Transactions in derivative securities may reflect a short-term and speculative interest in our securities and may create the appearance of impropriety. Trading in derivatives may also focus attention on short-term performance at the expense of our long-term objectives. Therefore, our Insider Trading Policy prohibits our directors, officers and employees from engaging in transactions to hedge ownership of our common stock, including publicly traded options, such as puts and calls, and other derivative securities with respect to our Class A common stock. Stock options, stock appreciation rights and other securities issued pursuant to our benefit plans or other compensatory arrangements with us are not subject to this prohibition.

Director Nomination Process

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating potential director candidates. In its evaluation of such candidates, including the current directors eligible for re-election, our Nominating and Corporate Governance Committee will consider the current size of our Board, the expertise of our current directors and the needs of our business going forward.

Some of the qualifications that our Nominating and Corporate Governance Committee considers include, without limitation, experience of particular relevance to us and the Board, accomplishments, superior credentials, independence, area of expertise, gender and/or ethnic diversity, and the highest ethical and moral standards. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board and the Company.

Although our Board does not maintain a formal policy with respect to diversity, our Board believes that it should be a diverse body, both in terms of background and experience, and is committed to increasing diversity on the Board as director turnover occurs from time to time As such, our Nominating and Corporate Governance Committee expressly takes diversity into consideration as part of the overall director selection and nomination processes and makes the identification of such candidates a search criterion. In the future, our Nominating may consider engaging a search consultant to help identify and recruit diverse candidates. Our Board believes the unique perspectives provided by diverse candidates will provide valuable guidance for the Company’s decision making going forward.

After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board the director nominees for selection. Our Nominating and Corporate Governance Committee will consider candidates for director recommended by stockholders of the Company who are stockholders of record at the time of the submission of the director recommendation and on the record date for the determination of stockholders entitled to vote at the annual meeting. The Nominating and Corporate Governance committee will evaluate such recommendations in accordance with the regular director nominee criteria described above. This process is designed to ensure that our Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. A stockholder that wants to recommend a candidate for election to our Board should direct the recommendation in writing to the Company, attention of the General Counsel at American Well Corporation, 75 State Street., 26th Floor, Boston, MA 02109. The recommendation must include the candidate’s name, age, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of our capital stock. Such a recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on our Board. Nominations for directors must comply with our bylaws, including the deadlines and information requirements.

Communications with Our Board

Our Board has adopted a formal process by which stockholders and other interested parties may communicate with our Board, our independent directors as a group or any of our directors. Stockholders and other interested parties may send written communications addressed to our General Counsel at American Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109. Each communication will be reviewed by our General Counsel to determine whether it is appropriate for presentation to our Board or the applicable director(s). The purpose of this screening is to allow our Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations, and product inquiries).

Controlled Company

We are a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange (“NYSE”). Under these rules, a listed company for which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company.” Drs. Ido and Roy Schoenberg hold 51% of the total combined voting power of our outstanding common stock. As a result, we qualify for exemption from certain independence requirements, including the requirement that we have a Board composed of a majority of independent directors, and a Compensation Committee and a Nominating and Corporate Governance Committee be composed entirely of independent directors. However, we do not rely on these exemptions and a majority of our directors are independent and all of the committees of our Board are completely independent.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

All of our non-employee directors are eligible to receive compensation for their service on our Board. Board members who are also our employees are not paid any additional compensation for their service on our Board.

The Board’s non-employee director compensation policy is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high-caliber non-employee directors. The Board may amend, modify or terminate the policy at any time. The policy is reviewed annually by the Compensation Committee and the full Board with reference to the policies of each of the members of a peer group of similar companies selected by the Compensation Committee in consultation with Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), its independent compensation consultant.

The compensation for services is based on the director compensation policy, under which our non-employee directors are eligible to receive annual cash retainers and RSU grants, as follows: (i) annual cash retainer of $75,000, paid in quarterly installments in arrears, (ii) an initial RSU grant with a fair market value of $400,000 to be made in connection with the director’s appointment to the Board (“Initial RSUs”), which vests in equal annual installments over three years, and (iii) an annual RSU grant with a fair market value of $200,000 to be made in connection with our annual meeting of stockholders (“Annual RSUs”), which vests on the earlier of:

(A) the day immediately preceding the date of our first annual meeting of stockholders following the date of grant; or

(B) the first anniversary of the date of grant.

The value of Initial RSUs and Annual RSUs is determined using the closing price of the Company’s Class A common stock on the NYSE on the date of the award. The Board has reserved discretion under the policy to grant all or a portion of the foregoing equity awards in any combination of equity-based awards available for grant under the 2020 Equity Plan or any other applicable equity incentive plan maintained by the Company at the time of grant.

In addition, non-employee directors receive an additional annual cash retainer of $5,000, paid in annually in advance for each director who serves as the chairman of one of the Board’s committees.

Non-Employee Director Compensation

The following table sets forth information concerning the compensation earned by each of our non-employee directors during the fiscal year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Stephen Schlegel	$80,000	$200,000	—	$280,000
Deval Patrick	$75,000	$200,000	—	$275,000
Derek Ross	$75,000	$200,000	—	$275,000
Peter Slavin	$85,000	$200,000	—	$285,000
Delos Cosgrove	$75,000	$200,000	—	$275,000
Deborah Jackson	$75,000	$200,000	—	$275,000
Rob Webb	$75,000	$200,000	—	$275,000

(1)
Represents the aggregate grant date fair value of restricted stock units that vest based on continuous service (“RSUs”) that were granted during the year referenced, computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSU awards are described in Note 13 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on February 15, 2024. The table below shows the number of option awards (all of which are fully-vested) and unvested stock awards that were outstanding and held by each of our non-employee directors as of December 31, 2023.

Name	Stock Options (#)	Unvested Stock Awards (#)
Stephen Schlegel	—	91,743
Deval Patrick	161,700	91,743
Derek Ross	—	91,743
Peter Slavin	302,000	91,743
Delos Cosgrove	264,000	91,743
Deborah Jackson	—	91,743
Rob Webb	—	163,627

Non-Employee Director Stock Ownership Guidelines

We implemented stock ownership guidelines in October 2022, as we believe stock ownership is an important tool to strengthen the alignment of interests among our executive officers, non-employee directors and our stockholders. Each non-employee director is required to hold Company stock with a value equal to five (5) times his/her annual cash retainer. Each non-employee director will have five (5) years from the date of the adoption of these guidelines or their subsequent initial appointment to the Board to comply with the guidelines. After the initial five-year phase-in period, compliance with the ownership guideline will be measured on December 31 of each year. For purposes of measuring compliance with these guidelines, time-based restricted stock units (whether or not vested) and Company stock owned directly, or beneficially owned by the non-employee director or the non-employee director’s family members, will count toward the non-employee director's stock holdings. Unexercised stock options, including vested in-the-money options, and performance-based restricted stock/restricted stock units that are unearned (i.e., performance-based awards for which the applicable performance conditions have not been satisfied) are not counted for purposes of compliance.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy Concerning Related Person Transactions

Our Board has adopted a written policy, which we refer to as the related person transaction approval policy, for the review of any transaction, arrangement or relationship in which we are a participant, if the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or beneficial holders of more than 5% of our total equity (or his or her immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to the chairman of our Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. In approving or rejecting such proposed transactions, the Audit Committee will be required to consider relevant facts and circumstances. The Audit Committee will approve only those transactions that, in light of known circumstances, are deemed to be in our best interests. In the event that any member of the Audit Committee is not a disinterested person with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related person transaction; provided, however, that such Audit Committee member may be counted in determining the presence of a quorum at the meeting of the Audit Committee at which such transaction is considered. If we become aware of an existing related person transaction which has not been approved under the policy, the matter will be referred to the Audit Committee. The Audit Committee will evaluate all options available, including ratification, revision or termination of such transaction. In the event that management determines that it is impractical or undesirable to wait until a meeting of the Audit Committee to consummate a related person transaction, the chairman of the Audit Committee may approve such transaction in accordance with the related person transaction approval policy. Any such approval must be reported to the Audit Committee at its next regularly scheduled meeting.

We describe below transactions and series of similar transactions, during our last fiscal year or currently proposed, to which we were a party or will be a party, in which:

•
the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described herein, since January 1, 2023, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting these criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Directors Compensation” and “Compensation Discussion and Analysis”.

Provision of Telehealth Services

We contract with and provide telehealth services to certain affiliated parties, including Cleveland Clinic. For additional information, see Note 16 to our audited consolidated financial statements included in our Annual Report on Form 10-K.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that the Company shall hold harmless and indemnify each indemnitee against all expenses and losses actually and reasonably incurred by him or her by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in each case, to the fullest extent permitted under the DGCL.

Transactions with Others

Dr. Ido Schoenberg’s son, Dan Wahrhaft, is employed with the Company as Vice President, Sales & Account Management. Mr. Wahrhaft received aggregate compensation, inclusive of his base salary, bonus, equity awards granted and Company contribution under the Company’s defined contribution retirement plan, of $215,935 for his employment in the year ended December 31, 2023.

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers and their respective ages as of March 31, 2024. Officers are elected by the Board to hold office until their successors are appointed and qualified.

Name	Age	Position
Ido Schoenberg, MD	59	Chairman, co-Chief Executive Officer
Roy Schoenberg, MD, MPH	56	President, co-Chief Executive Officer
Phyllis Gotlib	67	President, International
Robert Shepardson	59	Chief Financial Officer
Kurt Knight	45	Chief Operating Officer
Vukasin (Vaughn) Paunovich	53	Executive Vice President, Enterprise Platforms
Kathy Weiler	54	Executive Vice President, Chief Commercial and Growth Officer

For the biographies of Drs. Ido Schoenberg and Roy Schoenberg, see the section titled “Board of Directors and Corporate Governance—Continuing Directors.”

Phyllis Gotlib, President, American Well International

Since January 2018, Ms. Gotlib has led Amwell’s international operations. Prior to joining Amwell, Phyllis was Executive Partner at Flare Capital. She also served as co-founder and CEO of iMDsoft, a disruptive clinical information technology company that created innovative, market-leading solutions to streamline and optimize hospitals’ high-acuity care. Phyllis led iMDsoft from inception through its exponential international growth and ultimately to its acquisition by TPG Growth in 2012. Prior to iMDsoft, she founded PS Gluck, a lucrative diamond trade company which she managed for many years with her partner in the Israeli Diamond Exchange (IDE). After her departure from PS Gluck, Phyllis joined Tactic Capital Markets (TCM), a boutique investment firm, as a managing partner. At TCM, Phyllis began to focus on healthcare investments. In addition to her business ventures, Phyllis is an active philanthropist and social activist. She holds leadership roles on various not for profit organizations including Zahal Disabled Veterans Organization (ZDVO) and the Israel American Council (IAC). Phyllis works closely with Flare Capital’s entrepreneurs, providing deep healthcare technology insights and experience to support portfolio companies to become market leaders.

Robert Shepardson, Chief Financial Officer

Since October 2021, Mr. Shepardson has served as Chief Financial Officer of Amwell overseeing the financial aspects of the company. Prior to joining Amwell, Mr. Shepardson spent 31 years with Morgan Stanley, where he held various leadership roles in Global Capital Markets and in Media and Communications Investment Banking. Most recently, Mr. Shepardson held the position of Managing Director in Global Capital Markets with responsibility for all equity issuance in the Healthcare sector. Mr. Shepardson serves as Treasurer on the board of The Alliance for Positive Change, an organization focused on transforming the lives of New Yorkers living with HIV/AIDS and other chronic illnesses. He graduated cum laude with a Bachelor of Arts in Economics from Princeton University and earned his Master of Business Administration from the Tuck School of Business at Dartmouth College.

Kurt Knight, Chief Operating Officer

Since 2019, Mr. Knight has served as our Chief Operating Officer. He previously served from 2018 to 2019 as Head of Business Operations. He is responsible for the delivery of Amwell products and services to our customer base. Since joining in 2011, he previously held roles as head of Clinical Services and Corporate Development. Prior to Amwell he was a manager in the healthcare practice at the Boston Consulting Group. Mr. Knight holds a BA in Economics from Brigham Young University, a Master of Public Health from Columbia University, and an MBA from Harvard Business School.

Vaughn Paunovich, Executive Vice President, Enterprise Platforms

Since 2022, Mr. Paunovich has served as our Executive Vice President of Enterprise Platforms, where he is responsible for end-to-end product management, engineering, and technology. Prior to joining Amwell, Mr. Paunovich served as CIO of Optum Health from May 2017 to August 2021. Mr. Paunovich brings over 25 years' experience leading large scale transformation efforts as a CIO, CTO, and CDO for Fortune 500 companies including United Health Group, General Electric, Bank of America and Travelers. A design thinker with a strong product focus, Mr. Paunovich has spent his career spearheading critical innovation initiatives that have driven the digitization of many industries from healthcare to retail. Mr. Paunovich graduated from the University of Albany.

Kathy Weiler, Executive Vice President, Chief Commercial and Growth Officer

Since 2023, Ms. Weiler has served as our Executive Vice President, Chief Commercial and Growth Officer. Prior to joining Amwell this past June, Kathy served as Chief Consumer Officer at Optum from May 2022 to May 2023 where she led consumerism across the enterprise. Preceding that, she was Chief Consumer Strategy Officer at UnitedHealth Group from March 2021 to May 2022 and the Chief Marketing and Experience Officer of Optum Health from April 2018 to March 2021, leading marketing efforts for Optum Care and Optum’s Population Health Solutions, Complex Care Management, Medical Benefits Management, Behavioral Health, Prevention and Financial Services businesses. Ms. Weiler brings over 25 years of executive leadership driving innovation, growth and transformation at various Fortune 500 firms including United Health Group, DaVita, Fidelity, BNY Mellon and The Hartford. As a transformative leader, Ms. Weiler has deep experience in product management, marketing, digital and growth advancing organizations revenue outcomes and other key objectives. She also brings strong B2B technology experience to Amwell from her prior roles at Fidelity, BNY Mellon and Morningstar. Ms. Weiler graduated with a Bachelor of Arts from Bowdoin College and a Masters in International Economics and Finance from Brandeis University International Business.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) discusses the principles and objectives underlying our policies and decisions with respect to the compensation of our named executive officers (“NEOs”), as well as other material factors relevant to an analysis of these policies and decisions regarding our 2023 executive compensation program. This CD&A is intended to be read in conjunction with the tables that immediately follow this section, which provide further compensation information for the following NEOs:

Name	Position
Ido Schoenberg, MD	Chairman, co-Chief Executive Officer
Roy Schoenberg, MD, MPH	President, co-Chief Executive Officer
Phyllis Gotlib	President, International
Robert Shepardson	Chief Financial Officer
Vukasin (Vaughn) Paunovich	Executive Vice President, Enterprise Platforms
Kathy Weiler(1)	Executive Vice President, Chief Commercial and Growth Officer

(1)
Ms. Weiler joined the Company as an executive officer on June 1, 2023.

The primary objectives of our executive compensation program are to retain key executives, attract new talent and link compensation to achievement of business objectives. We believe our 2023 NEO compensation demonstrates the Company’s commitment to aligning executive pay with corporate performance. This CD&A provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each element of compensation provided. In addition, it explains how and why the Compensation Committee (for purposes of this Compensation Discussion and Analysis, the compensation tables and related information that follows and Proposal No. 3, the “Committee”) arrived at the specific compensation policies and decisions involving our NEOs in respect of 2023.

2023 Compensation Decisions: Strong Emphasis on Performance-Based Pay

Co-CEO Compensation: Majority Performance-Based

Our CEOs’ 2023 total target compensation was 60% performance-based, consisting of an annual incentive award with rigorous metrics. No equity grants were made to the co-CEOs in 2023, following the performance stock unit ("PSU") grants based on market capitalization milestones that were made to the co-CEOs in 2022 ("2022 PSUs"). The Committee intends for the 2022 PSUs to be the only equity grants that the co-CEOs will receive for three years, and has committed not to make any performance-based or time-based equity grants to the co-CEOs during the three-year performance period of the 2022 PSUs.

Long-Term Incentives: 50% Performance-Based Equity for Non-CEO NEOs; Challenging Stock Price Milestones

Our Non-CEO NEOs’ 2023 equity compensation (excluding our new hire, Ms. Weiler) was 50% performance based, with half of the equity grants being PSUs that are subject to challenging stock price milestones over a three-year period, and the remaining half of the equity grants being time-based restricted stock units ("RSUs"). Ms. Weiler received a new hire grant which was entirely allocated to RSUs based on the Committee’s determination that a competitive compensation package was necessary to induce Ms. Weiler to accept her employment offer and to promote her long-term retention. The long-term incentive compensation awards to our Non-CEO NEOs enhances the strong link between pay and performance for our NEOs and aligns their interests with those of Amwell and its stockholders.

2023 Annual Incentive Targets Increased and Rigorous

Our bonus pool funding was based on two equally weighted Company-wide financial measures, revenue achievement and subscription bookings attainment. We established a goal for the revenue metric that was rigorous, aggressive, challenging, attainable only with strong performance, and that took into account the relevant opportunities and risks. The target was approximately 4.5% higher than prior year actual performance at $277 million, and was in line with our projections with regard to initial outlook as communicated to stockholders in February 2023 for revenue between $275 and $280 million. Ultimately, we recorded revenue of $259 million, and subscription bookings of $15.5 million, each of which was below the threshold level for a payout. As a result, the Committee did not provide for any annual incentive payout for the co-CEOs or for the other NEOs.

2023 Support for the Company's Executive Compensation Program

We held our first advisory vote on executive compensation at our 2023 annual meeting of stockholders. Although this advisory vote on compensation, known as the “say-on-pay” vote, is advisory and not binding on the company, the Committee and the Board value the opinions of stockholders and review the voting results in connection with their ongoing evaluation of our compensation philosophy and compensation decisions.

At our 2023 Annual Meeting, we received the support of approximately 90.8% of the votes cast on our Say-on-Pay proposal. The Compensation Committee viewed the results of the 2023 Say-on-Pay vote as evidence that a substantial majority of stockholders are aligned with our executive compensation program. The Board and the Compensation Committee will continue to carefully consider the results of any Say-on-Pay vote in the future.

Key Aspects of the 2023 Executive Compensation Program

The following summarizes the key aspects of our 2023 executive compensation program, each of which is described in further detail below.

Base Salaries

The base salaries of our co-CEOs and other NEOs were unchanged in 2023 from 2022.

Annual Bonuses

To determine payouts earned, the annual incentive plan has two categories of performance measures: a corporate factor to determine the funding of the incentive plan and an individual performance multiplier.

The Committee utilized revenue and subscription bookings attainment, each weighted at 50%, as the corporate performance metrics in 2023. Under the bonus pool mechanics, the Company had to achieve at least a threshold level of performance for both metrics to fund any portion of the incentive bonus pool. That minimum performance thresholds for payout were set at 94.6% of the revenue target and 45.8% of the subscription bookings target for any portion of the annual bonus to be paid. As further described in detail below, the Company did not achieve the threshold for either corporate performance metric. As a result, the bonus pool for the annual incentive was not funded, and the NEOs did not receive any annual incentive bonus with respect to 2023 performance, demonstrating the robust pay for performance orientation of our annual incentive plan.

Long-Term Incentives:

The 2023 long-term incentives consisted of PSUs and RSUs for the NEOs, allocated 50% to PSUs and 50% to RSUs (excluding the new hire grant to Ms. Weiler which was solely RSUs). The co-CEOs did not receive long-term incentive grants in 2023. The Committee has committed not to make any equity grants to the co-CEOS during the three-year performance period of the 2022 PSUs.

The PSUs vest based on the attainment of select stock price milestones for a 30 trading-day period, which milestones were set as select multiples of the applicable grant date stock price of the Company. The Committee views the inclusion of a stock price milestone as critical because it ties executive officer compensation with the creation of stockholder value and aligns the interests of executive officers with those of Amwell and its stockholders.

Realized Pay Demonstrates Pay for Performance Alignment

A core component of our compensation philosophy is to incentivize our executive officers by creating a strong link between their performance and compensation. To show the alignment of pay outcomes with performance, the amounts realizable as of December 31, 2023 relative to the target amounts of co-CEO and average NEO compensation set by the Committee are set forth below.

Realizable pay reflects the actual value of annual incentives and equity awards received or to be received by our co-CEOs and NEOs and fluctuates with financial metric performance and with increases or decreases in stock price. For this reason, contrasting target pay with realizable pay provides a meaningful demonstration of the pay for performance alignment of the Company’s executive compensation program.

The following graphics demonstrate the relationship between the target and realizable pay values, in each of the past three years, of our co-CEOs’ and the average of our NEOs’: (1) annual cash incentive, and (2) annual equity grants, including PSUs and RSUs.

When the Company does not meet performance targets and/or the stock price decreases, the co-CEOs’ and the NEOs’ realizable pay is affected.

The realizable value shown for the annual cash incentive reflects actual performance for the applicable year, and when contrasted with target value, underscores the link of pay outcomes to actual performance. We calculated the realizable value of annual equity grants by multiplying 1) the number of unvested PSUs and 2) the number of vested and unvested RSUs for each grant by the stock price per share on the last trading day of 2023. Because of the decrease in the stock price that is a key component of the equity value, the realizable equity value represented substantially less than the target value of our co-CEOs' and NEOs' annual equity awards, demonstrating the direct link between performance and pay outcomes.

Compensation Philosophy and Objectives

Compensation Philosophy

The Committee believes that a well-designed compensation program should align the NEOs' interests with Company growth and stockholder returns. Specifically, the Committee believes that the program should support and incentivize the executive team to ensure the Company’s achievement of its primary business goals and allow the Company to attract and retain executives whose talents, expertise, leadership and contributions are expected to build and sustain growth in long-term stockholder value. As a result, we maintain a strong pay-for-performance orientation in our compensation program.

To achieve these objectives, the Committee regularly reviews our compensation policies and overall program design to ensure that they are aligned with the interests of our stockholders and our business goals, and that the total compensation paid to our executives and directors is fair, reasonable and competitive for our size and stage of development.

Compensation Objectives

•
Pay for performance: Reward achievement of business objectives. Our mission is to connect and enable providers, insurers, patients and innovators to deliver and/or receive greater access to more affordable, higher quality care. We have developed a robust strategy to accomplish this mission.

The Committee has designed our executive compensation program to motivate our executive officers to achieve these business objectives by closely linking the value of the compensation they receive to our performance relative to these business objectives. Specific metrics are chosen by the Committee to measure performance that support and advance our short- and long-term strategic and business objectives and the creation of stockholder value.

•
Align the interests of our executive officers and employees with those of our stockholders; Foster an ownership culture. Equity-based compensation constitutes a significant portion of our executive officers’ overall compensation. The Committee uses equity, when appropriate, as the vehicle for long-term incentive opportunities to incentivize and reward executive officers to (i) achieve multi-year strategic goals and (ii) deliver sustained long-term value to stockholders.

The Committee believes using equity for the long-term incentives creates strong alignment between the interests of executive officers and the interests of our stockholders because it gives executive officers and stockholders a common interest in stock price performance. Granting equity also fosters an ownership culture among executive officers by making them stockholders with a personal stake in Amwell’s growth and success.

•
Attract, retain and motivate talented individuals with market competitive compensation. Our people are vital to our success. In our industry, we face a competitive market for executive talent. We seek executive officers and managers who have diverse experience, expertise, capabilities and backgrounds. We have structured our compensation program to ensure we are able to attract and retain the talent necessary for us to achieve our business goals.

Compensation Program Governance

The Committee assesses the effectiveness of our executive compensation program from time to time and reviews risk mitigation and governance matters, which includes maintaining the following best practices:

What We Do
Pay for Performance	The majority of total executive compensation is variable and at-risk.

Balance Short- and Long-Term Compensation	The allocation of incentives does not over-emphasize short-term performance at the expense of achieving long-term goals.

Independent Compensation Consultant	The Committee has engaged an independent compensation consultant to provide information and advice for use in all aspects of compensation-related decision-making.

Peer Data	We utilize a peer group of companies based on industry sector, revenue and market capitalization to reference for compensation decisions that is reviewed on an annual basis.

Cap on Incentive Awards	Our incentive plans have an upper limit on the amount that may be earned.

Robust Stock Ownership and Retention Guidelines

Our executive officers and directors are required to maintain certain levels of stock ownership. We require, for those who have not met their minimum required ownership, that they hold (and not dispose of) a certain number of shares of our common stock acquired through equity awards.

What We Do
Clawback Policy	We maintain a clawback policy designed to recoup incentive compensation paid to executive officers based on erroneously prepared financial statements.

What We Don’t Do
No Hedging of Company Securities	We prohibit employees and directors from engaging in hedging or short sale transactions in Company securities.

No Pledging of Company Securities	We prohibit employees and directors from pledging Company securities or placing them in a margin account.

No Excessive Perks	We do not provide large perquisites to executive officers.

No Excise Tax Gross-Ups	We do not provide excise tax gross-ups.

Compensation Determination Process

Role of the Compensation Committee

The Committee establishes, reviews and approves our compensation philosophy and objectives; determines the structure, components and other elements of executive compensation; and reviews and approves the compensation of the NEOs or, in the case of the co-CEOs, recommends it for approval by the Board. The Committee structures the executive compensation program to accomplish its articulated compensation objectives in light of the compensation philosophy described above.

The Committee obtains input from executive officers regarding the Company’s annual operating plan, expected financial results, and related risks. Based on this information and with the assistance of the Committee’s independent compensation consultant, the Committee establishes the performance-based metrics and targets for the annual incentive plan. With respect to the performance-based metric, the Committee sets appropriate threshold and maximum levels of performance designed to motivate achievement without incentivizing excessive risk-taking.

Annually, the Committee reviews the elements of our executive compensation program to verify the alignment of the program with our business strategy and with the items that it believes drive the creation of stockholder value, and to determine whether any changes would be appropriate.

At the beginning of the fiscal year, the Committee evaluates achievement over the past calendar year relative to previously established and approved performance targets and examines whether it would be appropriate to apply discretion to the initial outcomes in order to take relevant factors into consideration, and determines corresponding payouts earned.

With the recommendations of the co-CEOs, the Committee approves the compensation for all the other executive officers. The Committee also makes recommendations to the full Board regarding the compensation of each of our co-CEOs.

Role of the Independent Compensation Consultant

The Committee recognizes that there is value in procuring independent, objective expertise and counsel in connection with fulfilling its duties, and pursuant to its charter, the Committee has the authority to select and retain independent advisors and counsel to assist it with carrying out its duties and responsibilities. The Committee has exercised this authority to engage Aon as an independent compensation consultant, and the Company has provided appropriate funding to the Committee to do so.

The Committee has worked with Aon to develop a peer group, provide a competitive market analysis of the base salary, annual cash incentive awards and long-term incentive compensation of our executive officers compared against the compensation peer group, report on share utilization, and review other market practices and trends.

While the Committee took into consideration the review and recommendations of Aon when making decisions about our executive compensation program, ultimately, the Committee made its own independent decisions in determining our executives’ compensation.

The Committee has assessed the independence of Aon pursuant to SEC and NYSE rules. In doing so, the Committee considered each of the factors set forth by the SEC and the NYSE with respect to a compensation consultant’s independence and reviewed Aon’s own self-evaluation of and conclusion regarding its independence. The Committee also considered the nature and amount of work performed for the Committee by Aon and the fees paid for those services in relation to the firm’s total revenues. In 2023, we paid Aon approximately $269,199 for executive officer and director compensation services, and we paid Aon approximately $433,912 for additional services relating to supplemental non-executive compensation analyses and corporate risk and brokerage. Based on its consideration of the foregoing and other relevant factors, the Committee concluded that there were no conflicts of interest, and that Aon is independent.

Compensation Peer Groups and Peer Selection Process

The Committee believes relevant market and benchmark data provide a solid reference point for making decisions and very helpful context, even though, relative to other companies, there are differences and unique aspects of the Company. The Committee takes into consideration the structure and components of, and the amounts paid under, the executive compensation programs of other, comparable peer companies, as derived from public filings and other sources when making decisions about the structure and component mix of our executive compensation program.

The Committee, with the assistance of Aon, developed a peer group in 2022 for use in connection with decisions about 2023 executive compensation. The Committee used the following criteria in selecting a peer group: sector (technology and health care technology), trailing twelve months of revenue (0.5x to 2.5x the Company’s revenue, oriented toward high growth) and market capitalization (0.5x to 5.0x the Company’s market cap).

Based on these criteria and considerations, the Committee approved a peer group that consisted of the following 18 companies:

1Life Healthcare, Inc.	Doximity, Inc.	LivePerson, Inc.	Schrodinger, Inc.
Accolade, Inc.	GoodRx Holdings, Inc.	New Relic, Inc.	Sharecare, Inc.
AppFolio, Inc.	Health Catalyst, Inc.	Omnicell, Inc.	Teladoc Health, Inc.
Certara, Inc.	HealthEquity, Inc.	Phreesia, Inc.
Definitive Healthcare Corp.	LifeStance Health Group, Inc.	Progyny, Inc.

Based on the peer analysis performed by Aon in 2022, Cloudera, Inc. was removed because it was acquired, and Five9, Inc., Inspire Medical Systems, Inc., iRhythm Technologies, Inc. and Tabula Rasa Healthcare, Inc., were removed because they no longer fit the selection criteria. The Committee added Definitive Healthcare Corp., Doximity, Inc., GoodRx Holdings, Inc., Lifestance Health Group, Inc. and Sharecare, Inc. to the peer group as the Committee determined those additions reflect companies with financial and industry characteristics more similar to our Company.

The Committee believes that the compensation practices of the above listed peer group provided us with appropriate compensation reference points for evaluating and determining the compensation of our NEOs for 2023. Consistent with best practices for corporate governance, the Committee reviews our peer group annually.

Role of the Co-CEOs

The Committee works with our co-CEOs to set the target compensation of each of our other NEOs. As part of this process, the co-CEOs evaluate the performance of the other executive officers annually and make recommendations to the Committee in the first quarter of the year regarding the compensation of each other executive officer.

The input of the co-CEOs is particularly important. The Committee gives significant weight to the recommendations of these two in light of their greater familiarity with the day-to-day performance of these officers and the importance of incentive compensation in driving the execution of managerial initiatives developed and led by the co-CEOs. Nevertheless, the Committee makes the ultimate determination regarding the compensation for the executive officers.

Drs. Ido and Roy Schoenberg are siblings, and Dr. Ido Schoenberg and Phyllis Gotlib are married to each other. The Committee has strict protocols to avoid conflicts of interest and to maintain confidentiality in connection with determinations of the compensation of Drs. Ido and Roy Schoenberg and of Phyllis Gotlib.

Compensation Program Components

2023 Components in General

In order to achieve its executive compensation program objectives, the Committee utilizes the compensation components set forth in the chart below. The Committee verifies through regular reviews that each executive officer’s total compensation is consistent with its compensation philosophy and objectives and that each component below is appropriately reflected in the executive in question’s compensation.

Element	Description	Additional Detail
Base Salary	Fixed cash compensation Determined based on each executive officer’s role, individual skills, experience, performance, positioning relative to competitive market and internal equity.	Base salaries are intended to provide stable compensation to executive officers, allow us to attract and retain skilled executive talent and maintain a consistent, stable leadership team.

Short-Term Incentives: Annual Cash Incentive Opportunities	Variable cash compensation based on the level of achievement of certain annual performance objectives that are pre-determined. Target cash award as a percentage of base salary is capped at 234%.

Annual cash incentive opportunities are designed to align our executive officers in pursuing our short-term goals; payout levels are generally determined based on actual financial results and the degree of achievement of personal performance milestones.

Long-Term Incentives: Equity-Based Compensation

Variable equity-based compensation.

Performance Stock Units (PSUs): Restricted stock units that are performance-based, using stock price hurdles as the performance metric.

Restricted Stock Units (RSUs): Restricted stock units that are time-based.

Equity-based compensation is designed to motivate and reward executive officers to achieve multi-year strategic goals and to deliver sustained long-term value to stockholders, as well as to attract and retain executive officers for the long term.

Base Salary

Base salaries provide fixed compensation to executive officers and help us to attract and retain the executive talent needed to lead the business and maintain a stable leadership team. Base salaries are individually determined according to each executive officer’s areas of responsibility, role and experience, and they vary among executive officers based on a variety of considerations, including skills, experience, achievements and the competitive market for the position.

For 2023, the Committee did not make any changes to the base salaries of the co-CEOs or the other NEOs. The base salary of each of the co-CEOs, Mr. Shepardson and Ms. Gotlib has not changed since we first reported their base salaries for 2021, and the base salary for Mr. Paunovich has not changed since his hiring in 2022. The base salary for Ms. Weiler was established upon her hire in 2023.

NEO	2023 Base Salary ($)(1)	2022 Base Salary ($)(1)	% Change
Ido Schoenberg	$650,000	$650,000	0%
Roy Schoenberg	$650,000	$650,000	0%
Robert Shepardson	$485,000	$485,000	0%
Phyllis Gotlib	$485,000	$485,000	0%
Vukasin (Vaughn) Paunovich	$485,000	$485,000	0%
Kathy Weiler	$485,000	N/A	N/A

(1)
Amounts shown are the annual base salary rate in effect at year-end.

For newly-hired executive officers, as Ms. Weiler was in 2023, the Compensation Committee establishes initial base salary through arm’s-length negotiations at the time the executive officer is hired, considering the position and the executive’s experience, qualifications and prior compensation.

From time to time, the Committee might consider and approve base salary adjustments for executive officers. The main considerations for a salary adjustment are similar to those used in initially determining base salaries, but may also include changes in the competitive market, changes of role or responsibilities, or recognition for achievements or market trends.

Annual Incentive Plan

The annual incentive plan for executive officers is a cash plan that rewards NEOs for the achievement of key short-term objectives. In particular, the plan offers incentives to the NEOs to accomplish certain short-term financial results that the Committee views as key steps in the execution of our overall business strategy, with the intent ultimately of increasing stockholder value.

For the NEOs, the amount of the payout, if any, under the annual incentive plan is based on achievement against two categories of performance measures: a Corporate Funding Performance Factor and a Personal Factor Multiplier.

Target Opportunities

The Committee determines the target annual incentive opportunity available to each NEO by taking the individual’s annual base salary in effect at year end and multiplying it by the individual’s target incentive percentage. Among other factors, the target incentive percentages are determined with reference to the actions in this regard by our peer group companies for their NEOs and the proportion of total direct compensation represented by the annual incentive.

NEO	2023 Target Annual Incentive Plan Opportunity as a % of Base Salary
Ido Schoenberg	150%
Roy Schoenberg	150%
Robert Shepardson	100%
Phyllis Gotlib	100%
Vukasin (Vaughn) Paunovich	100%
Kathy Weiler	100%

Corporate Funding Performance Factor

The amount of the payout, if any, under the annual incentive plan is based in part on our achievement against financial measures. The financial measures selected by the Committee, 2023 Company Revenue and 2023 Subscription Bookings Attainment, were designed to focus executive officers on the critical strategic priorities of top line revenue growth and customer growth. Given the Company’s stage of development, the Committee emphasized revenue growth and market share as the highest priorities. We derive revenue from the use of our enterprise platform and software as a service in the form of recurring subscription fees, and related services and Carepoint sales. We also generate revenue from the performance of AMG (our clinical services affiliate) patient visits. We empower our clients with our enterprise platform and software as a service solutions that enable hybrid care delivery by offering our clients products to help weave digital care across all care settings. Amwell determined that growing the business through incentivizing the acquisition of new customers and selling additional modules and products to existing customers was critical for our success, as well as the success of our clients and patients.

Target, Threshold and Maximum Corporate Funding Performance Levels

The Committee set the performance metric targets at levels that it considered rigorous and challenging and that took into account the relevant risks and opportunities. More specifically, the Committee reviewed the relevant financial objectives set as a result of the detailed budgeting process, and assessed various factors related to the achievability of these budget targets, including projected growth of the overall market, the risks associated with various macroeconomic factors, including the effects of inflation and rising interest rates, and the risks of achieving specific actions that underlie the targets and the implied performance relative to prior years.

Considering these factors, the Committee set the 2023 annual incentive plan target for revenue at $280 million, a 4.5% growth rate over the actual total revenue in 2022, and established the target for subscription bookings attainment at $48 million, a level that the Committee believe reflected significant achievement.

Having set the targets, the Committee also set the threshold and maximum performance levels. For 2023, the Committee set the threshold for payment of any annual incentives at approximately 94.6% of the revenue target and at approximately 45.8% of the subscription bookings attainment target. The Committee set the maximum level for revenue at 107.1% of target, and the maximum level for subscription bookings attainment at 110.4% of target, each being levels that presented a significant challenge requiring exceptionally strong performance.

Corporate Achievement Level

The Committee defined payout levels representing the amount to be paid to NEOs based on the level of actual performance relative to the targets. If achievement is below the threshold level of performance, the Committee set the payout at 0% in order to motivate performance and underscore the importance of achieving, or closely approaching, our revenue targets at this critical time in our development. If we achieved threshold performance, on either performance measure, the bonus pool funding would be 50% of target for that measure; if we achieved 100% of target performance on either measure, the payout would be 100% of target for the measure, and if we achieved maximum performance or above, the payout would be 125% of bonus pool funding for the measure. For performance between the threshold and maximum for either measure, the payout amount is determined based on specified bend points in the payout curve between the threshold of 50% and the target of 100%, and then linearly up to a maximum of 125%.

As illustrated below, the Company did not attain the threshold level for either the revenue or subscription bookings metric.

Performance Metric	Below Threshold ($/%)	Threshold ($/%)	Target ($/%)	Maximum ($/%)	Actual Result ($/%)%	Achievement vs. Target
Revenue (in millions)	<265	265	280	300	259	92.5%
Percentage of Target Performance	<94.6%	94.60%	100%	107.10%
Bonus Pool Funding	0%	50%	100%	125%		—

Subscription Bookings (in millions)	<22	22	48	53	15.50	32.29%
Percentage of Target Performance	<45.8%	45.80%	100%	110.40%
Bonus Pool Funding	0%	50%	100%	125%		—

The annual incentive plan emphasizes pay-for-performance and is intended to closely align incentive compensation with achievement of specified operating results as the cash incentive amount is only funded to the extent that at least the threshold of the corporate objectives is achieved. Because the Company did not attain at least the revenue or subscription bookings threshold, the bonus pool was not funded under the Corporate Funding component, and the CEOs and other NEOs did not receive any bonus payout for 2023 performance.

Personal Factor

Under our annual incentive plan, the Committee also considers a personal factor in determining the payout to each NEO. For 2023, given the nature of their roles, the personal factors for the co-CEOs were the same as the Company’s corporate performance metrics. The personal factor for the other NEOs was designed to align with the Company’s strategic and operating initiatives. In general, the Committee determines personal factor achievement based on each NEO’s attainment of select Objectives and Key Results (OKRs) that are aligned with Company and department OKRs. The resulting personal factor is expressed as a percentage, with a maximum of 125%, and that percentage is applied to the bonus pool funding under the corporate component to determine the actual bonus payout for each NEO. Since the 2023 corporate performance objective was not funded, the Committee did not evaluate the non-CEO NEOs’ performance for purposes of the personal factor component.

The following table reflects the target bonus opportunity for each NEO and the zero payout that resulted from not attaining at least the thresholds for the corporate components of the annual incentive:

NEO	Base Salary ($)(1)	Target Opportunity (%)	Target Opportunity ($)	Corporate Funding Performance Factor (%)	Personal Factor (%)	Approved Payout Amount ($)
Ido Schoenberg	650,000	150%	975,000	0%	N/A	—
Roy Schoenberg	650,000	150%	975,000	0%	N/A	—
Robert Shepardson	485,000	100%	485,000	0%	N/A	—
Phyllis Gotlib	485,000	100%	485,000	0%	N/A	—
Vukasin (Vaughn) Paunovich	485,000	100%	485,000	0%	N/A	—
Kathy Weiler	485,000	100%	485,000	0%	N/A	—

(1)
Amounts shown are the annual base salary in effect at year end. Ms. Weiler’s Offer Letter provided that she was eligible for a target cash bonus of 100% of annual base salary despite her June 1, 2023 start date.

Long-Term Incentives

The third and generally largest of the main components of our executive compensation program is our long-term equity incentive opportunity. The Committee designed the long-term incentive opportunity in 2023 to motivate and reward the NEOs to achieve multi-year strategic goals and deliver sustained long-term value to stockholders. The Committee did not grant long-term incentives to the co-CEOs in 2023, based on its view that the co-CEOs’ existing equity awards provided appropriate continuing incentives and due to the commitment, the Company and co-CEOs made in 2022 not to receive additional equity awards until 2025.

Long-term incentives create a strong link between payouts and performance, and a strong alignment between the interests of executive officers and the interests of our stockholders. Long-term equity incentives also promote retention, because executive officers will only receive value if they remain employed by us over the required term, and they foster an ownership culture among our executive officers by making executive officers become stockholders, with a personal stake in the value they are incentivized to create.

Equity Vehicles: PSUs and RSUs

The Committee designed the mix of equity vehicles and the relative weight assigned to each type 1) to motivate stock price performance over the long term through PSUs and 2) to ensure some amount of guaranteed value delivery if the executive remained at the Company through RSUs. RSUs are complementary because they have upside potential but deliver some value even during periods of stock price underperformance. The target mix of long-term incentives granted to the non-CEO NEOs in 2023 is shown below:

Equity Vehicle	2023 Allocation	Time -Vesting Period	How Earned	Rationale for Use
PSUs	50%(1)	3 Years	Stock Price Milestones	• Ties executive officer compensation directly to increase in stock price • Promotes focus on long-term value creation
RSUs	50%(1)	4 years, 25% on first anniversary and quarterly thereafter	Time Based Vesting	• Provides value even during stock price or market underperformance • Promotes retention and reinforces ownership culture

(1)
Ms. Weiler’s 2023 new hire grant was allocated 100% RSUs, as described in more detail in Appointment of Kathy Weiler as Executive Vice President, Chief Commercial and Growth Officer below.

PSUs. The PSUs granted to the NEOs represent the opportunity to earn shares based on the achievement of stock price milestones over rolling thirty trading day periods during the performance period of March 1, 2023 to February 28, 2026, subject to the satisfaction of a service vesting condition as described below. The PSUs do not vest unless there is at least 33% absolute stock price appreciation, and the vesting is capped at 150% for 200% of the stock price on the grant date. These PSUs with stock price milestones reinforce the pay-for-performance nature of the long-term incentive grants and the executive compensation program overall.

The PSUs vest based on achieving increases in the thirty trading-day average stock price from our $2.76 stock price on the grant date, as shown in the following table:

Tranche #	% of Target PSUs Earned	Stock Price Milestone
1	50%	Thirty-Day Average equals at least 133% of Grant Date Stock Price
2	100%	Thirty-Day Average equals at least 167% of Grant Date Stock Price
3	150%	Thirty-Day Average equals at least 200% of Grant Date Stock Price

Any PSUs that remain unearned as of February 28, 2026 will be forfeited.

In addition to the stock price milestone performance condition, the PSUs are also subject to a service-based vesting condition. An NEO must remain employed until the Committee certifies that the performance condition was met. In addition, if the stock price milestone had been achieved for any tranche before March 1, 2024, which was the one-year anniversary of the grant, then the PSUs would not have become vested until the 180-day anniversary after the stock price milestone was achieved, again requiring that the NEO remained employed through such date.

The Committee granted these stock price milestone PSUs in order to motivate the creation of significant stockholder value, to directly align the interests of the executive officers with those of stockholders, and to diversify the mix of equity vehicles. We believe reaching stock price milestones is tied to the successful execution of our strategy.

RSUs. The RSUs are complementary to the PSUs because they have upside potential, but deliver value even during periods of market or stock price underperformance, providing a retention incentive and reinforcing an ownership culture and commitment to Amwell. For all NEOs who were granted RSUs other than Ms. Weiler, RSUs service-vest over a four-year period, with 25% of the RSUs vesting on the first anniversary and the remaining RSUs vesting in equal quarterly installments for three years thereafter. For Ms. Weiler, her new hire RSUs vested 25% on the grant date, with the remaining RSUs vesting in equal quarterly installments for three years thereafter.

2023 Equity Grants

Typically, in making determinations about the size of long-term equity incentive grants to the NEOs, the Committee considers, among other things, both equity grant levels and the overall pay mix in peer group companies and the NEO’s role, skills and experience and the criticality of the NEO’s contributions to the Company. The specific size of the grants to each NEO varies based on these factors.

The Committee has committed not to make any equity grants to the co-CEOs during the three-year performance period of the 2022 PSUs. Based on the thirty trading-day average stock price preceding March 1, 2023, the equity grants made to the other NEOs in 2023 are as follows:

Name	Target Total Equity Value ($)	PSUs (#)	RSUs (#)
Robert Shepardson	$2,000,000	274,378	274,378
Phyllis Gotlib	$2,000,000	274,378	274,378
Vukasin (Vaughn) Paunovich	$2,000,000	274,378	274,378
Kathy Weiler(1)	$5,000,000	—	2,351,834

(1)
Ms. Weiler’s 2023 new hire grant was allocated as 100% RSUs.

We expect to continue to evaluate our equity compensation strategy across the organization to manage our equity utilization during 2023 and beyond.

Leadership Transitions

Appointment of Kathy Weiler as Executive Vice President, Chief Commercial & Growth Officer

On April 17, 2023, the Company entered into an employment agreement with Ms. Weiler to become the Company’s Executive Vice President, Chief Commercial and Growth Officer, effective June 1, 2023. Pursuant to the employment agreement, Ms. Weiler will receive an initial annual base salary of $485,000 and will be eligible for an annual target bonus of 100% of her annual base salary. In addition, Ms. Weiler received a new hire equity grant that consisted entirely of RSUs with an aggregate grant date value of $5,000,000 that will settle in shares of the Company’s common stock. The vesting schedule for Ms. Weiler’s new hire equity grant was 25% on the date of the grant, with the remaining 75% vesting in substantially equal quarterly installments over a three (3) year period. The size and composition of Ms. Weiler’s new hire equity grant was determined based on the Committee’s review, together with its independent compensation consultant, of benchmarking data. The data referenced grants received by employees in similarly leveled positions of comparator companies, in order to provide a competitive equity compensation package that would promote both long-term retention with our Company as well as provide an immediate alignment with stockholders.

Other Elements of Compensation

Employee Stock Purchase Plan

Under the terms of our 2020 Employee Stock Purchase Plan (the “ESPP”), eligible employees, other than our co-CEOs, are provided the opportunity to purchase shares of our Class A common stock through the exercise of stock options granted during offering periods established by the administrator based on participants’ applied payroll deductions of up to a fixed dollar amount or percentage of their eligible compensation. The purchase price per share of our Class A common stock will equal 85% of the lower of either (a) the Common Stock’s fair market value on the first trading day of an offering period (in either case, the “enrollment date”) or (b) the Common Stock’s fair market value on the applicable “purchase date” of the offering period.

Participants may voluntarily end their participation in the ESPP prior to the end of the applicable offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase shares of Class A common stock. Participation will end automatically upon a participant’s termination of employment.

Retirement Benefits

We maintain a tax-qualified defined contribution plan (the “401(k) Plan”), in which our employees, including our named executive officers, are eligible to participate. Under the 401(k) Plan, participants may defer a portion of their annual compensation on a pre-tax or after-tax Roth basis. In addition, we make a matching contribution of up to 3% of a participant’s contribution subject to IRS contribution limits.

We do not provide a pension plan for employees (other than as may be statutorily required by applicable law) and none of our named executive officers participate in a non-qualified deferred compensation plan.

Employee Benefits

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including:

•
medical, dental and vision benefits;
•
short-term and long-term disability insurance; and
•
life and accidental death and dismemberment insurance.

We also provide supplemental short-term disability coverage to our NEOs in addition to the short-term disability coverage provided to our full-time employees generally.

We believe the benefits and limited perquisite described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Change in Control and Severance Arrangements

As further described immediately below, we believe that the possibility of a change in control creates uncertainty for our executive officers regarding their continued employment because such transactions frequently result in senior management changes. Change in control protections help to alleviate these concerns, allowing each executive to focus his/her attention on growing our business. In addition, these protections encourage executives to remain employed with us during the threat or negotiation of a change in control transaction, which preserves our value and the potential benefit to be received by our stockholders in the transaction.

We also believe that protection against an involuntary termination (even outside of the change in control context) helps us remain competitive given the challenge of recruiting qualified individuals to fill our senior executive roles. Pursuant to our employment arrangements with each of our NEOs, if we terminate the employment of such executive for reasons other than for "Cause" (including such executive’s death or permanent disability), or if such executive resigns for "Good Reason", then he or she will be eligible to receive certain cash severance, bonus and other benefits, with such enhanced benefits to include (i) full accelerated vesting of equity based awards if such involuntary termination occurs in connection with a change in control, and (ii) partial accelerated vesting of equity based award if such involuntary termination occurs generally. All such benefits are contingent on execution of a general release of claims by the executive officer in question.

In addition, the co-CEOs will receive accelerated vesting of their equity if we engage in a corporate transaction, as defined under our equity plan, that results in a change in their role in the organization.

We do not provide any excise tax gross-ups to any of our NEOs in the event of a change of control.

Additional details are provided under “Potential Payments Upon Termination or Change in Control” below.

Additional Compensation Policies and Practices

Clawback Policy

In 2023, Amwell adopted an incentive-based compensation recoupment policy as required under the SEC regulation that implements the applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related NYSE listing standard. The policy generally requires that the Company recoup incentive compensation, which is defined as compensation granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, if the Company is required to restate its financial results due to the Company’s material noncompliance with any financial reporting requirement under the federal securities laws. Consistent with these requirements, the Company will seek recovery of erroneously awarded incentive-based compensation received by current and former executive officers during the three-year fiscal year period prior to the date the Company is required to prepare an accounting restatement. A copy of the clawback policy is filed as Exhibit 97.1 to our Annual Report on Form 10-K.

Executive Stock Ownership Guidelines

We believe that Amwell and our stockholders are best served when executive officers manage the business with a long-term perspective. As such, we have implemented executive stock ownership guidelines, as we believe stock ownership is an important tool to strengthen the alignment of interests among our executive officers and our stockholders, to reinforce executive officers’ commitment to us and to demonstrate our commitment to sound corporate governance. The current NEOs have five years from the date the ownership guidelines were adopted in October 2022 to comply with the ownership guidelines. Any newly hired or promoted executives will have five years from the date of their hire or promotion to comply with the guidelines. After the initial five-year phase-in period, compliance with the ownership guideline will be measured on March 31 of each year. All of our NEOs are currently in compliance with the guidelines.

Position	Multiple of Base Salary
Chief Executive Officer	6x
Named Executive Officers	2x
Other Executive Officers	1x

For this purpose, time-based restricted stock units (whether or not vested) and Company stock directly or beneficially owned by the executive or the executive’s immediate family members, will count for purposes of measuring compliance with the ownership guidelines. Stock options, including vested in-the-money options, and performance-based restricted stock/restricted stock units that are unearned (i.e., performance-based awards for which the applicable performance conditions have not been satisfied) are not counted for purposes of measuring compliance with the ownership guidelines.

Anti-Hedging and Anti-Pledging Policies

Our insider trading compliance policy prohibits our directors and executives from (i) engaging in any forms of hedging or short-selling transactions involving our securities, (ii) pledging or margining our securities, or (iii) any other transaction that would directly or indirectly reduce the risk of holding Company securities, however acquired.

Tax Considerations: Section 162(m)

When reviewing compensation matters, the Committee considers the anticipated tax consequences to us (and, when relevant, to our executive officers) of the various payments under our compensation programs. Section 162(m) of the Code generally disallows a tax deduction for any publicly held corporation for individual compensation of more than $1.0 million in any taxable year to certain executive officers. The Committee, after considering the potential impact of the application of Section 162(m) of the Code, may provide compensation to executive officers that may not be tax deductible if it believes that providing that compensation is in the best interests of the Company and its stockholders.

Compensation Committee Report

This Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

The preceding report has been furnished by the following members of the Committee:

Dr. Peter Slavin, Chairman

Stephen Schlegel

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Ido Schoenberg(4)	2023	$666,764	—	$—	$—	$131,036	$797,800
Chairman & Chief Executive Officer	2022	$619,491	—	$14,645,000	$740,610	$156,129	$16,161,230
	2021	$626,107	—	$38,795,379	$487,500	$79,722	$39,988,708
Roy Schoenberg	2023	$650,000	—	$—	$—	$8,400	$658,400
President & Chief Executive Officer	2022	$650,000	—	$14,645,000	$740,610	$8,400	$16,044,010
	2021	$650,000	—	$38,795,379	$487,500	$7,500	$39,940,379
Robert Shepardson	2023	$485,000	—	$1,657,243	$—	$10,800	$2,153,043
Chief Financial Officer	2022	$485,000	—	$4,716,430	$409,340	$16,175	$5,626,945
	2021	$80,833	—	$8,296,551	$242,500	$150	$8,620,034
Phyllis Gotlib(4)	2023	$497,500	—	$1,657,243	$—	$139,516	$2,294,259
President, American Well International	2022	$462,342	—	$4,716,430	$409,340	$130,632	$5,718,744
	2021	$457,217	—	$2,333,080	$194,000	$80,490	$3,064,787
Vukasin (Vaughn) Paunovich	2023	$485,000	—	$1,657,243	$—	$58,249	$2,200,492
EVP Enterprise Platforms	2022	$231,477	—	$8,059,435	$409,340	$938	$8,701,190
Kathy Weiler	2023	$283,539	—	$5,385,670	$—	$9,560	$5,678,769
Executive Vice President, Chief Commercial and Growth Officer

(1)
The amounts reported in this column represent the aggregate grant date fair value of RSUs and PSUs granted to our NEOs during 2021, 2022 and 2023, as calculated in accordance with FASB ASC Topic 718, which, in the case of PSUs, assumes the highest level of achievement of the performance conditions. The assumptions used in calculating the grant date fair value of the RSU and PSU awards are described in Note 15 to our audited consolidated financial statements, Note 13 to our audited consolidated financial statements and Note 13 to our audited condensed consolidated financial statements included in our Annual Report on Form 10-K.

(2)
The amounts in this column represent bonuses earned in respect of annual cash incentives.
(3)
The amounts in this column represent, for 2023, (i) for Mr. Ido Schoenberg, amounts contributed to his pension and replacement benefits ($42,580), health insurance benefits ($16,105) and taxes paid on benefits provided ($44,843); (ii) for Mr. Roy Schoenberg, health insurance benefits $7,500 and a cell phone allowance ($900); (iii) for Mr. Shepardson, 401(k) plan matching contributions ($9,900) and a cell phone allowance ($900); (iv) for Ms. Gotlib, amounts contributed to her pension and replacement benefits ($29,834), health insurance benefits ($36,590) and taxes paid on benefits provided ($70,594); (v) for Mr. Paunovich, living expenses ($46,449), 401(k) plan matching contributions ($9,900), a cell phone allowance ($900) and HSA employer contributions ($1,000); (vi) for Ms. Weiler, 401(k) plan matching contributions ($8,506), a cell phone allowance ($554) and HSA employer contributions ($500).
(4)
The amounts provided to Mr. Ido Schoenberg and Ms. Gotlib were paid in NIS and have been converted into U.S. dollars for purposes of this table using the conversion rate in effect on December 31, 2023, as reported on the Oanda (NIS 0.278: USD $1).

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to our named executive officers in the fiscal year ended December 31, 2023.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
First Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock Awards (4)
Ido Schoenberg		—	$975,000	$1,523,438	—	—	—	—	—
Roy Schoenberg		—	$975,000	$1,523,438	—	—	—	—	—
Robert Shepardson	3/1/2023	—	—	—	—	—	—	274,378	$757,283
	3/1/2023	—	—	—	137,189	274,378	411,567	—	$899,960
		$242,500	$485,000	$757,813	—	—	—	—	—
Phyllis Gotlib	3/1/2023	—	—	—	—	—	—	274,378	$757,283
	3/1/2023	—	—	—	137,189	274,378	411,567	—	$899,960
		$242,500	$485,000	$757,813	—	—	—	—	—
Vukasin (Vaughn) Paunovich	3/1/2023	—	—	—	—	—	—	274,378	$757,283
	3/1/2023	—	—	—	137,189	274,378	411,567	—	$899,960
		$242,500	$485,000	$757,813	—	—	—	—	—
Kathy Weiler	6/1/2023	—	—	—	—	—	—	2,351,834	$5,385,700
		$242,500	$485,000	$757,813	—	—	—	—	—

(1)
These columns reflect the annual incentive plan opportunities for our NEOs for the fiscal year ended December 31, 2023. No annual incentive plan bonus is payable to our NEOs if performance is achieved below the threshold performance level. The maximum payout is 156.25% of the target payout, representing the product of (i) a maximum of 125% of the target payout based on Company performance metrics and (ii) a maximum of 125% of the target payout on individual performance.
(2)
The amounts in this column reflect the PSUs granted to the NEOs under our 2020 Equity Incentive Plan (“2020 Plan”) during the fiscal year ended December 31, 2023. These PSUs vest based on the achievement of stock price hurdles over a three-year performance period, and subject to the NEO’s continued employment, as described under “Compensation Discussion & Analysis – Compensation Program Components – Long-Term Incentives” above.
(3)
The amounts in this column reflect the RSUs granted to the NEOs under our 2020 Plan during the fiscal year ended December 31, 2023. These RSUs service-vest over a four-year period, with 25% of the RSUs vesting on the first anniversary and the remaining RSUs vesting in equal quarterly installments for three years thereafter. For Ms. Weiler, her new hire RSUs vested 25% on the grant date, with the remaining RSUs vesting in equal quarterly installments for three years thereafter.
(4)
The amounts in this column for the RSUs reflect their aggregate grant date fair values, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards for our named executive officers as of the end of our fiscal year ended December 31, 2023.

		Option Awards				Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Ido Schoenberg	10/25/2018(1)	1,764,883	—	$5.56	10/25/2028	—	—	—	—
	4/15/2021(2)	—	—	—	—	121,868	$181,583	—	—
	5/16/2022(3)	—	—	—	—	—	—	7,000,000	$10,430,000
Roy Schoenberg	10/25/2018(1)	1,764,883	—	$5.56	10/25/2028	—	—	—	—
	4/15/2021(2)	—	—	—	—	121,868	$181,583	—	—
	5/16/2022(3)	—	—	—	—	—	—	7,000,000	$10,430,000
Robert Shepardson	11/1/2021(4)	—	—	—	—	345,690	$515,078	—	—
	3/1/2022(2)	—	—	—	—	130,741	$194,804	—	—
	3/1/2022(5)	—	—	—	—	—	—	1,464,297	$2,181,803
	3/1/2023(2)	—	—	—	—	274,378	$408,823	—	—
	3/1/2023(6)	—	—	—	—	—	—	411,567	$613,235
Phyllis Gotlib	10/25/2018(9)	170,000	—	$5.56	10/25/2028	—	—	—	—
	4/15/2021(2)	—	—	—	—	50,778	$75,659	—	—
	3/1/2022(2)	—	—	—	—	130,741	$194,804	—	—
	3/1/2022(5)	—	—	—	—	—	—	1,464,297	$2,181,803
	3/1/2023(7)	—	—	—	—	274,378	$408,823	—	—
	3/1/2023(6)	—	—	—	—	—	—	411,567	$613,235
Vukasin (Vaughn) Paunovich	7/15/2022(8)	—	—	—	—	112,653	$167,853	—	—
	7/15/2022(9)	—	—	—	—	—	—	1,689,798	$2,517,799
	3/1/2023(2)	—	—	—	—	274,378	$408,823	—	—
	3/1/2023(6)	—	—	—	—	—	—	411,567	$613,235
Kathy Weiler	6/1/2023(10)	—	—	—	—	1,763,875	$2,628,174	—	—

(1)
Reflects grants of 1,764,883 nonqualified stock options (“NQSOs”), each of which have an exercise price of $5.56, and which vested in full on October 25, 2020. A portion of these stock options were granted as incentive stock options (“ISOs”) and were converted into NQSOs on June 18, 2020.
(2)
Reflects a grant of RSUs which vest 25% on the first anniversary and vest in equal quarterly installments for three years thereafter.
(3)
Reflects a grant of 7,500,000 PSUs that have a three-year measurement period and shares vest when certain market capitalization milestones are achieved. The performance-based market condition share award consists of eight tranches with eight separate specified award values that become payable upon the achievement of certain market capitalization milestones, subject to the satisfaction of the applicable service vesting conditions. As of December 31, 2023, the first market capitalization milestone was met and 500,000 shares were earned and vested.
(4)
Reflects a grant of 921,839 RSUs which vested 25% on the grant date and vest in equal quarterly installments for four years thereafter.
(5)
Reflects a grant of 1,464,297 PSUs that have a three-year measurement period and shares vest when certain market capitalization milestones are achieved. The performance-based market condition share award consists of six tranches with six separate specified award values that become payable upon the achievement of certain market capitalization milestones, subject to the satisfaction of the applicable service vesting conditions. As of December 31, 2023, no portion of the performance- based market condition share awards have satisfied either the applicable market capitalization milestones or the service vesting conditions and, as such, no awards have vested.
(6)
Reflects a grant of 411,567 PSUs that have a three-year measurement period and shares vest when certain stock price milestones are achieved. The performance-based market condition share award consists of three tranches with three separate specified award values that become payable upon the achievement of certain market capitalization milestones, subject to the satisfaction of the applicable service vesting conditions. As of December 31, 2023, no portion of the performance- based market condition share awards have satisfied either the applicable stock price milestones or the service vesting conditions and, as such, no awards have vested

(7)
Reflects grants of 220,000 NQSOs, which have an exercise price of $5.56, and which vested 25% on October 25, 2019 and vest in equal quarterly installments for three years thereafter.
(8)
Reflects a grant of 563,266 RSUs which vest 40% on the grant date, 40% upon the first anniversary of the grant date, and the remaining 20% upon the eighteen-month anniversary of the grant date.
(9)
Reflects a grant of 1,689,798 PSUs that have a three-year measurement period and shares vest when certain market capitalization milestones are achieved. The performance-based market condition share award consists of six tranches with six separate specified award values that become payable upon the achievement of certain market capitalization milestones, subject to the satisfaction of the applicable service vesting condition. As of December 31, 2023, no portion of the performance- based market condition share awards have satisfied both the applicable market capitalization milestones and the service vesting conditions and, as such, no awards have vested.
(10)
Reflects a grant of 2,351,834 RSUs which vest 25% on the grant date and vest in equal quarterly installments for three years thereafter.

Option Exercises and Stock Vested

The following table presents, for each of our named executive officers, the shares of our common stock that were acquired upon the exercise of vested stock options and the vesting of RSUs and the related value realized during the fiscal year ended December 31, 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Ido Schoenberg	—	—	1,388,933	$2,804,019
Roy Schoenberg	—	—	1,388,933	$2,804,019
Robert Shepardson	—	—	251,288	$520,950
Phyllis Gotlib	—	—	194,796	$447,976
Vukasin (Vaughn) Paunovich	—	—	225,307	$477,651
Kathy Weiler	—	—	587,959	$8,354,005

(1)
Calculated by multiplying the number of corresponding shares acquired by the difference between the exercise price and the market price of the underlying common stock at the time of exercise.
(2)
Calculated by multiplying the number of corresponding shares acquired by the closing price of the common stock as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

Potential Payments Upon Termination or Change in Control

In the event of a qualifying termination of employment and/or the occurrence of a change in control of the Company, each of our NEOs are entitled to certain payments and benefits under their employment agreements and their outstanding equity incentive awards. For a detailed summary of these payments and benefits, see the narrative description below.

The table below sets forth the amounts of the payments and benefits that each NEO would have been entitled to receive upon a qualifying termination of employment by the Company and/or the occurrence of a change in control, in each case assuming the relevant event occurred on December 31, 2023. The values reflected in the table below relating to the acceleration of equity awards are based on the last closing price of our Class A common stock on December 29, 2023 ($2.83 per share), the last business day of the fiscal year ended December 31, 2023 (in the case of options, minus the applicable exercise price) and assumes that any bonus amounts are paid at target levels.

Name	Benefit Description	Termination without cause by Company or for good reason by executive NOT in connection with a Change in Control ($)	Termination without cause by Company or for good reason by executive in connection with a Change in Control ($)	Termination due to death or disability ($)	Change in Control NOT in connection with Termination without cause by Company or for good reason by executive ($)	Notice of Non- renewal provided by Company
Ido Schoenberg	Cash severance	$2,925,000	$2,925,000	$975,000	—	—
	Accelerated vesting of equity awards	$926,583	$926,583	$926,583	$926,583	$—
	Continuation of health benefits	$125,758	$125,758	—	—	—
Roy Schoenberg	Cash severance	$2,925,000	$2,925,000	$975,000	—	—
	Accelerated vesting of equity awards	$926,583	$926,583	$926,583	$926,583	$—
	Continuation of health benefits	$26,862	$26,862	—	—	—
Robert Shepardson	Cash severance	$970,000	$970,000	$485,000	—	—
	Accelerated vesting of equity awards	—	$2,254,796	—	—	—
	Continuation of health benefits	$19,362	$19,362	—	—	—
Phyllis Gotlib	Cash severance	$766,857	$766,857	$485,000	—	—
	Accelerated vesting of equity awards	—	$1,815,377	—	—	—
	Continuation of health benefits	$203,143	$203,143	—	—	—
Vukasin (Vaughn) Paunovich	Cash severance	$970,000	$970,000	$485,000	—	—
	Accelerated vesting of equity awards	—	$1,824,766	—	—	—
	Continuation of health benefits	$19,652	$19,652	—	—	—
Kathy Weiler	Cash severance	$970,000	$970,000	$485,000	—	—
	Accelerated vesting of equity awards	—	$2,628,174	—	—	—
	Continuation of health benefits	$19,652	$19,652	—	—	—

Messrs. Ido and Roy Schoenberg

Pursuant to the co-CEO’s employment agreements dated June 18, 2020, in the event of a termination of the co-CEO’s employment by us for “Cause” (as defined in the agreement) or by the executive without “Good Reason” (as defined in the agreement), the co-CEO will be entitled to receive certain accrued compensation and benefits. On a termination of the co-CEO’s employment due to death or disability, in addition to certain accrued compensation and benefits, the co-CEO will be entitled to receive, subject to his execution and non-revocation of a release of claims, (i) any earned but unpaid prior year bonuses, (ii) a pro-rata bonus for the year of termination (based on target performance) and (iii) accelerated vesting of outstanding equity awards

(with any applicable performance goals achieved at target performance). In the case of a termination of the co-CEO’s employment upon his retirement, in addition to the accrued compensation and benefits, he will be entitled to receive, subject to his execution and non-revocation of a release of claims, continued vesting of outstanding equity awards.

In the event of a termination of the co-CEO’s employment by the Company without Cause or by the co-CEO for Good Reason, he will be entitled to receive, in addition to certain accrued compensation and benefits and any earned but unpaid prior year bonuses, subject to his execution and non-revocation of a release of claims, (i) a pro-rata bonus for the year of termination (based on actual performance at year-end), (ii) three times then-current base salary, paid in equal installments over the 36-month period following the termination date (in the case of Ido Schoenberg, less any amounts contributed to the Managers Insurance and/or Pension Fund under Section 14 of the Israeli Severance Pay Law), (iii) accelerated vesting of all outstanding equity awards (with any applicable performance goals achieved at target performance), and (iv) Company-paid COBRA premiums during the 36-month severance period.

Each agreement provides for restrictions on non-competition (during employment and for (A) 24 months following a termination of employment without cause or resignation for good reason or (B) 12 months following any other termination event), non-solicitation of customers and employees (during employment and for 24 months post-termination), confidentiality (in perpetuity) and mutual non-disparagement (in perpetuity).

Messr. Shepardson and Paunovich; and Ms. Weiler

The employment agreements for our NEOs (other than our co-CEOs) provide that if the NEO’s employment is terminated by the Company without “Cause” or by the NEO with “Good Reason” (each as defined in the applicable employment agreement), the NEO will be entitled to receive, in addition to certain accrued compensation and benefits and any earned but unpaid prior year bonuses, subject to the NEO’s execution and non-revocation of a release of claims, (i) a lump sum pro-rata bonus for the year of termination based on actual performance through the termination date (or one year’s target bonus if such termination of employment occurs one month before or within 24 months following a Change in Control (as defined in the employment agreement)), (ii) severance payments in an aggregate amount equal to the NEO’s base salary, to be paid in equal installments over a one-year period, (iii) each unvested equity award held by the NEO at the time of termination shall vest as to the portion that would have vested had the NEO remained employed by the Company through the first anniversary of the termination date, and (iv) Company-paid COBRA premiums during the 12-month severance period. In addition, if the involuntary termination of employment occurs one month before or within 24 months following a Change in Control, each unvested equity award held by the NEO will fully vest at the time of termination (with any applicable performance goals treated as achieved at target levels). To the extent applicable, such payments may be subject to reduction (if such reduction results in the applicable NEO being in a better after-tax position than if all amounts were paid to the NEO) so that they will not be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code in those circumstances.

Each agreement provides for restrictions on non-competition and non-solicitation (during employment and for 12 months following termination event), confidentiality (in perpetuity), assignment of intellectual property rights and mutual non-disparagement (in perpetuity).

Ms. Gotlib

On April 8, 2022, the Company entered into a new employment agreement with Ms. Gotlib which supersedes her prior employment agreement and provides that if Ms. Gotlib’s employment is terminated by the Company without Cause or if she resigns with Good Reason (each as defined in the employment agreement), Ms. Gotlib will be entitled to receive, in addition to certain accrued compensation and benefits and any earned but unpaid prior year bonuses, subject to her execution and non-revocation of a release of claims, (i) a lump sum pro rata target bonus for the year of termination (or an amount equal to her target bonus if such termination of employment occurs one month before or within 24 months following a Change in Control (as defined in the employment agreement)), (ii) each unvested equity award held by Ms. Gotlib at the time of termination shall vest as to the portion that would have vested had she remained employed by the Company through the first anniversary of the termination date, and (iii) severance payments in an aggregate amount equal to her base salary, to be paid in equal installments over a one-year period (less any amounts contributed to the Managers Insurance and/or Pension Fund under Section 14 of the Israeli Severance Pay Law). In addition, if the involuntary termination of employment occurs one month before or within 24 months following a Change in Control, each unvested equity award held by Ms. Gotlib will fully vest at the time of such termination of employment (with any applicable performance goals treated as achieved at target levels). To the extent applicable, such payments may be subject to reduction (if such reduction results in Ms. Gotlib being in a better after-tax position than if all amounts were paid to Ms. Gotlib) so that they will not be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code in those circumstances.

The agreement provides for restrictions on non-competition and non-solicitation (during employment and for 12 months following termination event), confidentiality (in perpetuity), assignment of intellectual property rights and mutual non-disparagement (in perpetuity).

CEO Pay Ratio Disclosure

Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Co-CEOs, Ido Schoenberg and Roy Schoenberg (the "CEO Pay Ratio"). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

Measurement Date

We identified the median employee using our employee population on October 15, 2022 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).

Consistently Applied Compensation Measure

Under the relevant rules, we are required to identify the median employee by use of a "consistently applied compensation measure" ("CACM"). We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee: (1) annual base pay, (2) annual target cash incentive opportunity, and (3) the grant date fair value for equity awards granted in 2023. In identifying the median employee, we annualized the compensation values of individuals that joined our Company during 2023. After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee's annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.

Methodology and Pay Ratio

Our median employee compensation in 2023 as calculated using Summary Compensation Table requirements was $174,929. The annual total compensation for Co-CEO Ido Schoenberg as reported in the Summary Compensation Table was $797,800. Therefore, our CEO Pay Ratio for 2023 is approximately 5:1.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with the SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

Equity Compensation Plan Information

The following table provides information as of December 31, 2023 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column) (#)(2)
Equity compensation plans approved by security holders
2006 Employee, Director and Consultant Stock Plan	10,038,549	5.07	—
2020 Equity Incentive Plan	49,089,701	—	8,454,180
ESPP	—	—	6,923,669
Equity compensation plans not approved by security holders	—	—	—
Total	59,128,250	5.07	15,377,849

(1)
The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and do not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.
(2)
Our 2020 Plan and ESPP each contain an evergreen provision pursuant to which the number of shares reserved for issuance under that plan will automatically increase on the first day of each fiscal year in accordance with the formula set forth in that plan. Under the 2020 Plan, the number of shares will be increased in an amount equal to the lesser of (i) 5% of the number of outstanding shares of all classes of our common stock on the last day of the immediately preceding fiscal year and (ii) such smaller amount as determined by our Board. Under the ESPP, the number of shares will be increased in an amount equal to the lesser of (a) 1% of the number of shares of Class A common stock outstanding as of the effective date of our IPO, (b) 1% of the outstanding number of shares of all classes of our common stock on the final day of the immediately preceding calendar year or (c) such smaller number of shares of Class A common stock as determined by our Board. The number of shares reported in this column excludes the shares that became available for issuance as of January 1, 2024 pursuant to our 2020 Plan and ESPP.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and certain financial performance of our Company. The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Committee view the link between the Company’s performance and its NEOs' pay. For additional information on our compensation programs and philosophy and how we design our compensation programs to align pay with performance, see the section titled “Compensation Discussion and Analysis."

The table below presents information on the compensation of our chief executive officer(s) and our other NEOs in comparison to certain performance metrics for 2023, 2022, 2021 and 2020:

	Summary compensation table total for first PEO	Summary compensation table total for second PEO(2)(3)	Compensation actually paid to first PEO	Compensation actually paid to second PEO(2)(3)	Average summary compensation table total for non-PEO NEOs	Average summary compensation actually paid for non-PEO NEOs(2)(3)	Value of fixed $100 investment based on:		Net Income	Revenue
Year							Total shareholder return(4)	S&P 500 healthcare services total shareholder return(5)
2023	$797,800	$658,400	$(9,131,552)	$(9,270,952)	$3,081,641	$22,839	$6	$157	$(679,200,000)	$259,047,000
2022	$16,161,230	$16,044,010	$7,075,701	$6,958,481	$6,417,175	$2,418,932	$12	$170	$(272,100,000)	$277,190,000
2021	$39,988,708	$39,940,379	$(26,819,435)	$(26,867,764)	$5,756,009	$(3,538,060)	$26	$162	$(176,800,000)	$252,789,000
2020	$69,253,101	$69,247,314	$96,113,239	$96,107,452	$9,574,620	$21,760,358	$110	$119	$(228,600,000)	$245,265,000

(1)
Amwell's first principal executive officer for FY2020 through FY2023 was Dr. Ido Schoenberg. Amwell's second principal executive officer for FY2020 through FY2023 was Dr. Roy Schoenberg. Amwell's other, non-PEO, NEOs for FY2020 were Ms. Gotlib, Kurt Knight, and Mr. Anderson. Amwell's other, non-PEO, NEOs for FY2021 were Ms. Gotlib, Mr. Shepardson, Mr. Knight, Mr. O'Grady, and Mr. Anderson. Amwell's other, non-PEO, NEOs for FY2022 were Ms. Gotlib, Mr. Shepardson, Mr. Knight, and Mr. Paunovich. Amwell's other, non-PEO, NEOs for FY2023 were Ms. Gotlib, Mr. Shepardson, Mr. Paunovich and Ms. Weiler.

(2)
The below tables represent the compensation actually paid calculation detail:

	First PEO - Ido Schoenberg	Second PEO - Roy Schoenberg	NON-PEO NEOs
Compensation Element	2023	2023	2023
SCT Reported Total Compensation	$797,800	$658,400	$3,081,641
(i) Aggregate SCT Reported Equity Compensation (-)	$-	$-	$2,589,350
(ii) Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	$-	$-	$974,050
(iii) Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Outstanding (+)	$(9,435,970)	$(9,435,970)	$(1,668,172)
(iv) Vesting Date Fair Value of Awards Granted & Vested During the Covered FY (+)	$-	$-	$336,607
(v) Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Vesting During Covered FY (+)	$(493,382)	$(493,382)	$(111,937)
(vi) Prior FYE Value of Awards Determined to Fail to Meet Vesting Conditions During Covered FY (-)	$-	$-	$-
Compensation Actually Paid Determination	$(9,131,552)	$(9,270,952)	$22,839
(3)
Equity compensation fair value calculated based on assumptions determined in accordance with FASB ASC Topic 718.
(4)
Total shareholder return calculated based on an assumed $100 investment as of 09/17/2020 and the reinvestment of any issued dividends.
(5)
The peer group reflected in the tables above is the S&P 500 Health Care Services index total shareholder return calculated based on an assumed $100 investment as of 09/17/2020 and the reinvestment of any issued dividends.

Financial Performance Measures

The Committee reviews a variety of Company-wide and individual factors to link executive compensation actually paid with Company and executive performance.

The following section provides a description of the relationships between Amwell’s total shareholder return relative to peer comparator index, as well as compensation actually paid relative to Amwell’s total shareholder return, net income and revenue over the last four completed fiscal years. Please note that, for the co-CEOs, Compensation Actually Paid reflects 2020 and 2021 IPO-related and other RSU grants, and that the 2022 PSU grants are intended to be the only grants that the co-CEOs will receive for three years.

Compensation Actually Paid vs TSR

Compensation Actually Paid vs TSR

Compensation Actually Paid vs Net Income

Compensation Actually Paid vs Revenue

Compensation Actually Paid vs Adj EBITDA

Most Important Performance Metrics to Link Executive Compensation Actually Paid with Company Performance

Provided below are the most important financial measures used to link compensation actually paid with Amwell performance during the most recently completed fiscal year:

Revenue
Stock Price Milestones
Subscription Bookings

See the "Compensation Discussion and Analysis" above and published in Amwell’s historical proxy statements for additional detail on executive compensation actions.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2024. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2016.

At the Annual Meeting, stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by our amended and restated bylaws or other applicable legal requirements. However, our Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by our stockholders, such appointment will be reconsidered by our Audit Committee. Even if the appointment is ratified, our Audit Committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2024 if our Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so and is expected to be available to respond to appropriate questions from stockholders.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of holders of a plurality of the votes of all classes of stock outstanding cast at the Annual Meeting. Withhold votes will have no effect on the results of this vote. Brokerage firms have authority to vote shares held in street name on this proposal without instructions from beneficial owners. As a result, we do not expect there will be any broker non-votes on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2024.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee reviewed and discussed our audited consolidated financial statements with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

The Audit Committee received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC. The Audit Committee also has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal year 2024. Our Board of Directors recommends that stockholders ratify this selection at the Annual Meeting.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Stephen Schlegel (Chair)
Derek Ross
Deval Patrick
Rob Webb

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services and other services rendered to us by PricewaterhouseCoopers LLP for our fiscal years ended December 31, 2023 and 2022.

	2023	2022
Audit Fees(1)	$2,298,055	$1,896,000
Audit-Related Fees	—	—
Tax Fees(2)	—	—
All Other Fees(3)	37,314	5,738
Total Fees	$2,335,369	$1,901,738

(1)
Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with regulatory filings. This category also includes fees for professional services provided in connection with our secondary offering, including comfort letters, consents and review of documents filed with the SEC.
(2)
Tax Fees consist of fees for tax compliance and tax advice.
(3)
Represent fees billed for the subscription to an online accounting disclosure checklist and research tool

Auditor Independence

In the fiscal year ended December 31, 2023, there were no other professional services provided by PricewaterhouseCoopers LLP that would have required our Audit Committee to consider their compatibility with maintaining the independence of PricewaterhouseCoopers LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our Audit Committee is required to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All fees paid to PricewaterhouseCoopers LLP in the table above have been pre-approved by our Audit Committee.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Schedule 14A of the Exchange Act, and related SEC rules, Amwell is asking stockholders to approve, on an advisory basis, its executive compensation as reported in this proxy statement. Stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our NEOs.

The Board of Directors has adopted a policy providing for annual “say-on-pay” advisory votes. In accordance with this policy and Section 14A of the Exchange Act, and as a matter of good corporate governance, Amwell is asking stockholders to approve the following advisory resolution at the Annual Meeting:

“Resolved, that Amwell’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the related compensation tables and narrative disclosure in this proxy statement.”

This proposal is advisory in nature and, therefore, is not binding upon the Committee or the Board of Directors. However, the Committee will carefully evaluate the outcome of the vote when considering future executive compensation decisions. Following this Annual Meeting, we expect to hold the next advisory say-on-pay vote at our 2025 annual meeting of stockholders.

Vote Required

The approval, on an advisory basis, of the compensation paid to our named executive officers requires the affirmative vote of holders of a plurality of the votes of all classes of stock outstanding cast at the Annual Meeting. Withhold votes will have no effect on the results of this vote. Brokerage firms do not have authority to vote shares held by the firms in street name for the approval of executive compensation without instructions from beneficial owners. As a result, any shares not voted by a beneficial owner will be treated as broker non-votes. Such broker non-votes will have no effect on the results of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE RELATED COMPENSATION TABLES AND NARRATIVE DISCLOSURE IN THIS PROXY STATEMENT.

PROPOSAL NO. 4

APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

At the Annual Meeting, stockholders are being asked to approve amendments to our amended and restated certificate of incorporation to effect a reverse stock split of our Class A common stock, Class B common stock and Class C common stock (collectively, “common stock”) at a ratio ranging from any whole number between 1-for-10 to 1-for-20 at any time on or prior to June 18, 2025, with the exact ratio within such range to be determined by our Board of Directors at its sole discretion (the “reverse stock split”). Pursuant to the Delaware law, our Board of Directors must adopt any amendment to our amended and restated certificate of incorporation and submit the amendment to stockholders for their approval. The form of proposed amendments, one of which would be filed with the Secretary of State of the State of Delaware, is attached to this Proxy Statement as Appendix A. By approving this proposal, stockholders will approve alternative amendments to our amended and restated certificate of incorporation pursuant to which a whole number of outstanding shares of Class A common stock, Class B common stock and Class C common stock between 10 and 20, inclusive, would be combined into one share of Class A common stock, Class B common stock and Class C common stock, as applicable. Upon receiving stockholder approval, our Board of Directors will have the authority, but not the obligation, in its sole discretion, to elect, without further action on the part of our stockholders, whether to effect the reverse stock split and, if so, to determine the ratio for the reverse stock split from among the approved range described above and to effect the reverse stock split by filing a certificate of amendment to our amended and restated certificate of incorporation (the “certificate of amendment”) with the Secretary of State of the State of Delaware; all other alternative amendments will be abandoned. We believe that enabling our Board of Directors to fix the specific ratio of the reverse stock split within the stated range will provide us with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for us and our stockholders. Even if our stockholders approve this proposal, our Board of Directors may also elect not to effect any reverse stock split. See “Board Discretion to Implement the Reverse Stock Split.”

Our Board of Directors has unanimously approved and declared advisable the proposed amendments to our amended and restated certificate of incorporation to effect the reverse stock split, and recommends that our stockholders adopt and approve the proposed amendments. However, our Board of Directors’ decision as to whether and when to effect the reverse stock split will be based on a number of factors, including our ability to maintain compliance with the minimum price criteria of the NYSE; the historical trading price and trading volume of our Class A common stock; the number of shares of Class A common stock outstanding immediately before and after the reverse stock split; the then-prevailing trading price and trading volume of our Class A common stock and the anticipated impact of the reverse stock split on the trading price and trading volume of our Class A common stock; the anticipated impact of a particular ratio on the number of holders of our Class A common stock; business developments affecting us; and prevailing general market conditions. Although our stockholders may approve this proposal, we will not effect the reverse stock split if our Board of Directors does not deem it to be in our and our stockholders’ best interests. See “Board Discretion to Implement the Reverse Stock Split.”

The reverse stock split will not change the number of authorized shares of Class A common stock, Class B common stock or Class C common stock or the relative voting power of holders of our Class A common stock, Class B common stock and Class C common stock. Therefore, the reverse stock split would result in a relative increase in the number of authorized but unissued shares of common stock. See “Principal Effects of the Reverse Stock Split—Relative Increase in the Number of Authorized Shares of Common Stock for Issuance.”

Reasons for the Reverse Stock Split

On April 15, 2024, our Board of Directors approved the proposed amendments to our amended and restated certificate of incorporation to effect the reverse stock split. Our Board of Directors believes that effecting the reverse stock split could be an effective means of regaining compliance with the minimum price criteria for continued listing of our Class A common stock on the NYSE and of achieving a higher stock price.

The NYSE’s continued listing minimum price criteria require listed companies to maintain an average closing share price of at least $1.00 over a consecutive 30-trading-day period. On April 2, 2024, we received a notice from the NYSE that we were not in compliance with the minimum price criteria. We have a period of six months from receipt of the notice to regain compliance with the minimum price criteria. We can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period our Class A common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading -day period ending on the last trading day of that month. The notice had no immediate impact on the listing of our Class A common stock, which will remain listed and traded on the NYSE during the cure period, subject to our compliance with other continued listing requirements. Given the inherent uncertainty of general economic, market and industry conditions, our Board of Directors believes that the reverse stock split is an effective method for us to regain compliance with the minimum price criteria. Continued listing on the NYSE has the potential to maintain overall credibility to an investment in our stock, given the NYSE’s stringent listing and disclosure requirements. Notably, some trading firms discourage investors from investing in lower-priced stocks that are traded in the over-the-counter market because they are not held to the same stringent standards. In addition, continued listing on the NYSE could maintain visibility of our stock among a larger pool of potential investors and could result in higher trading volumes, which could also help facilitate potential financings and business development opportunities.

A higher stock price, which may be achieved through a reverse stock split, could encourage investor interest and improve the marketability of our Class A common stock to a broader range of investors and thus enhance liquidity of our Class A common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Additionally, investors may be dissuaded from purchasing low-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. A higher stock price could allow a broader range of institutions to invest in our Class A common stock and could help attract, retain and motivate employees, as such employees receive part of their compensation as stock-based compensation.

In light of the above reasons, our Board of Directors approved the proposed amendments to our amended and restated certificate of incorporation to effect the reverse stock split and determined that such amendments are in our and our stockholders’ best interests.

Board Discretion to Implement the Reverse Stock Split

Our Board of Directors believes that stockholder approval of a range of ratios (as opposed to a single reverse stock split ratio) is in our and our stockholders’ best interests because it is not possible to predict market conditions at the time that the reverse stock split would be effected. We believe that a range of reverse stock split ratios provides us with the most flexibility to achieve the desired results of the reverse stock split. The reverse stock split ratio to be selected by our Board of Directors will be a whole number in a range of 1-for-10 to 1-for-20. Our Board of Directors can authorize the filing of only one certificate of amendment and all other amendments will be abandoned. The Board of Directors also has the authority to abandon the reverse stock split entirely.

In determining the reverse stock split ratio and whether and when to effect the reverse stock split following the receipt of stockholder approval, our Board of Directors may consider a number of factors, including, without limitation:

•
our ability to maintain compliance with the minimum price criteria of the NYSE;
•
the historical trading price and trading volume of our Class A common stock;
•
the number of shares of Class A common stock outstanding immediately before and after the reverse stock split;
•
the then-prevailing trading price and trading volume of our Class A common stock and the anticipated impact of the reverse stock split on the trading price and trading volume of our Class A common stock;
•
the anticipated impact of a particular ratio on the number of holders of our Class A common stock;
•
business developments affecting us; and
•
prevailing general market conditions.

Risks Associated with the Reverse Stock Split

The reverse stock split may not increase our stock price.

The effect of the reverse stock split, if any, upon the market price of our Class A common stock cannot be accurately predicted. In particular, there can be no assurance that the price for a share of Class A common stock after the reverse stock split will increase in proportion to the reduction in the number of shares of Class A common stock outstanding immediately prior to the reverse stock split. Furthermore, even if the market price of our Class A common stock does rise following the reverse stock split, there can be no assurance that the market price of our Class A common stock immediately after the reverse stock split will be maintained for any period of time. Even if an increased per-share price can be maintained, the reverse stock split may not achieve the desired results that have been outlined above. Moreover, because some investors may view the reverse stock split negatively, the reverse stock split may adversely impact the market price of our Class A common stock.

The market price of our Class A common stock will also be based on our performance and other factors, some of which are unrelated to the reverse stock split or the number of shares outstanding. If the reverse stock split is effected and the market price of our Class A common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. The total market capitalization of our Class A common stock after implementation of the reverse stock split, when and if implemented, may also be lower than the total market capitalization before the reverse stock split.

The reverse stock split may decrease the liquidity of our Class A common stock.

The liquidity of our Class A common stock may be negatively impacted by the reverse stock split, given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the per-share trading price does not increase as a result of the reverse stock split.

The reverse stock split may result in higher transaction costs for transactions in our Class A common stock.

If the reverse stock split is implemented, it will increase the number of stockholders who own “odd lots” of fewer than 100 shares of Class A common stock. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares. Therefore, stockholders who own fewer than 100 shares following the reverse stock split may be required to pay higher transaction costs should they then determine to sell their shares.

Principal Effects of the Reverse Stock Split

General

If the reverse stock split is approved by our stockholders and implemented by our Board of Directors, each holder of our Class A common stock, Class B common stock and Class C common stock outstanding immediately prior to the Effective Time (as defined below) will own a reduced number of shares of Class A common stock, Class B common stock or Class C common stock, as applicable, upon the Effective Time. The reverse stock split will be effected simultaneously for all issued and outstanding shares of Class A common stock, Class B common stock and Class C common stock, and the reverse stock split ratio will be the same for all issued and outstanding shares of Class A common stock, Class B common stock and Class C common stock. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share that is paid out in cash. See “Fractional Shares.” The reverse stock split will not affect the voting or other rights of our Class A common stock, Class B common stock or Class C common stock. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable.

Effects on Shares of Common Stock

The following table contains information as of March 31, 2024 relating to our common stock based on the proposed reverse stock split ratios assuming that the proposal is approved and the reverse stock split is implemented. The following table does not give effect to the treatment of fractional shares following the reverse stock split and does not give effect to any other changes, including any issuance of securities, after March 31, 2024.

Class A Common Stock
	Number of shares before the reverse stock split	1-for-10	1-for-15	1-for-20
Authorized	1,000,000,000	1,000,000,000	1,000,000,000	1,000,000,000
Issued and Outstanding	263,158,793	26,315,879	17,543,919	13,157,939
Issuable under Outstanding Stock Options	6,288,464	628,795	419,060	314,367
Issuable under Outstanding RSUs and PSUs	55,726,403	5,571,858	3,714,261	2,785,476
Reserved for Issuance (1)	17,751,287	1,775,128	1,183,419	887,563
Authorized but Unissued (2)	657,075,053	965,708,340	977,139,341	982,854,655

Class B Common Stock
	Number of shares before the reverse stock split	1-for-10	1-for-15	1-for-20
Authorized	100,000,000	100,000,000	100,000,000	100,000,000
Issued and Outstanding	27,390,397	2,739,039	1,826,026	1,369,519
Issuable under Outstanding Stock Options	3,529,766	352,974	235,316	176,486
Issuable under Outstanding RSUs and PSUs	—	—	—	—
Reserved for Issuance (1)	—	—	—	—
Authorized but Unissued (2)	69,079,837	96,907,987	97,938,658	98,453,995

Class C Common Stock
	Number of shares before the reverse stock split	1-for-10	1-for-15	1-for-20
Authorized	200,000,000	200,000,000	200,000,000	200,000,000
Issued and Outstanding	5,555,555	555,555	370,370	277,777
Issuable under Outstanding Stock Options	—	—	—	—
Issuable under Outstanding RSUs and PSUs	—	—	—	—
Reserved for Issuance (1)	—	—	—	—
Authorized but Unissued (2)	194,444,445	199,444,445	199,629,630	199,722,223

(1) Shares reserved for future issuance under the Company’s existing equity incentive plans, excluding shares issuable under outstanding stock options, outstanding restricted stock units and outstanding performance stock units.

(2) Shares authorized but unissued represent Class A common stock, Class B common stock or Class C common stock, as applicable, available for future issuance beyond shares outstanding as of March 31, 2024 and shares issuable under outstanding stock options, outstanding restricted stock units and outstanding performance stock units.

Effects on Outstanding Equity Awards and Equity Plans

The Company maintains the 2020 Equity Incentive Plan (the “2020 Plan”), the 2020 Employee Stock Purchase Plan, as amended (the “Stock Purchase Plan”) and the 2006 Employee, Director and Consultant Stock Plan, as amended and restated (the “2006 Plan”, and, together with the 2020 Plan and the Stock Purchase Plan, the “Equity Plans”). Upon the adoption of the 2020 Plan, no further awards have been granted under the 2006 Plan, but awards previously outstanding under the 2006 Plan remained outstanding under and governed by the terms of such plan.

In the event of a reverse stock split, the Compensation Committee of our Board of Directors, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under each of the Equity Plans, will make equitable adjustments, as applicable, and in each case in accordance with Sections 409A, 423 and 424 of the Code, as applicable, to (i) the aggregate number of shares of common stock that may be delivered under each Equity Plan, (ii) the number, class and exercise or purchase price of shares of common stock covered by each outstanding award or purchase right under each Equity Plan and (iii) the terms and conditions of any outstanding awards or purchase rights under each Equity Plan. Accordingly, if the reverse stock split is effected, the number of shares available for future issuance under each of the 2020 Plan and Stock Purchase Plan, as well as the number of shares subject to any outstanding award or purchase right under each of the 2020 Plan, Stock Purchase Plan and 2006 Plan, and the exercise or purchase price and other terms relating to any such award or purchase right outstanding under each of the 2020 Plan, Stock Purchase Plan and 2006 Plan, are expected to be proportionately adjusted by the Compensation Committee to reflect the reverse stock split. The Company may also, for reasons of administrative convenience, refuse to permit the exercise of any award under the 2020 Plan during a period of up to 30 days prior to the consummation of the reverse stock split.

In addition, pursuant to its administrative authority under the Equity Plans, the Compensation Committee will effect any other changes necessary, desirable or appropriate to give effect to the reverse stock split.

Relative Increase in Number of Authorized Shares of Stock

The reverse stock split will not affect the number of authorized shares or the par value of our capital stock, which will remain at 1,000,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock, 200,000,000 shares of Class C common stock and 100,000,000 shares of preferred stock (collectively, “capital stock”). Although the number of authorized shares of capital stock will not change as a result of the reverse stock split, the number of shares of Class A common stock, Class B common stock and Class C common stock issued and outstanding will be reduced in proportion to the ratio selected by our Board of Directors. Thus, the reverse stock split will effectively increase the number of authorized and unissued shares of Class A common stock, Class B common stock and Class C common stock available for future issuance by the amount of the reduction effected by the reverse stock split. The purpose of the relative increase in the amount of authorized and unissued shares of Class A common stock, Class B common stock and Class C common stock is to allow for the ability to issue additional shares in connection with future financings, employee and director benefit programs and other desirable corporate activities without requiring our stockholders to approve an increase in the authorized number of shares of common stock each time any such an action is contemplated. If a reverse stock split is implemented, all or any of the authorized and unissued shares of Class A common stock, Class B common stock and Class C common stock may be issued in the future for such corporate purposes and such consideration as our Board of Directors deems advisable from time to time, subject to any limitations in our amended and restated certificate of incorporation, without further action by our stockholders and without first offering such shares to our stockholders. Except pursuant to the Equity Plans, we presently have no plan, commitment, arrangement, understanding or agreement regarding the issuance of capital stock. However, we regularly consider our capital requirements and business development opportunities and may conduct equity offerings and pursue strategic opportunities in the future.

Because our stockholders have no preemptive rights to purchase or subscribe for any of our unissued common stock, the future issuance of additional shares of common stock will reduce our current stockholders’ percentage ownership interest in the total outstanding shares of common stock. In the absence of a proportionate increase in our future earnings and book value, an increase in the number of outstanding shares of common stock would dilute our projected future earnings per share, if any, and book value per share of all our outstanding shares of common stock. If these factors were reflected in the market price of our Class A common stock, the potential realizable value of a stockholder’s investment could be adversely affected. An issuance of additional shares could therefore have an adverse effect on the potential realizable value of a stockholder’s investment.

Effects on Exchange Act Obligations

The reverse stock split will not affect the Company continuing to be subject to the periodic reporting requirements of the Exchange Act.

Effects on Par Value

The reverse stock split will not affect the par value of our common stock, which will remain at $0.01 per share.

Effects on CUSIP

After the Effective Time, our Class A common stock would have a new CUSIP number.

Procedure for Effecting the Reverse Stock Split

Effective Time

If the reverse stock split proposal is approved by our stockholders and our Board of Directors determines to effect the reverse stock split, the reverse stock split will become effective at 5:00 p.m. Eastern time, on the date of filing of the certificate of amendment with the Secretary of State of the State of Delaware (the “Effective Time”). At the Effective Time, shares of common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of our stockholders, into new shares of common stock in accordance with the reverse stock split ratio contained in the certificate of amendment.

Stockholders of Record

As soon as practicable after the Effective Time, stockholders of record will be notified by our transfer agent that the reverse stock split has been effected. If you hold shares of common stock in book-entry form, you will not need to take any action to receive post-reverse stock split shares of our common stock. As soon as practicable after the Effective Time, the Company’s transfer agent will send to your registered address a transmittal letter along with a statement of ownership indicating the number of post-reverse stock split shares of common stock you hold. In addition, if you are entitled to a payment of cash in lieu of fractional shares, a check will be mailed to you at your registered address as soon as practicable after the Effective Time. As of the date of this Proxy Statement, none of our shares of common stock were held in certificated form. In the event any stockholders of record at the Effective Time hold shares of common stock in certificated form, they will be sent a transmittal letter by the Company’s transfer agent after the Effective Time that will contain the necessary materials and instructions on how a stockholder should surrender his, her or its certificates representing shares of common stock to the Company’s transfer agent.

Beneficial Owners

At the Effective Time, we intend to treat stockholders holding shares of common stock in “street name” (that is, through a broker, bank or other holder of record) in the same manner as registered stockholders whose shares of common stock are registered in their names. Brokers, banks or other holders of record will be instructed to effect the reverse stock split for their beneficial holders holding shares of common stock in “street name”; however, these brokers, banks or other holders of record may apply their own specific procedures for processing the reverse stock split. If you hold your shares of common stock with a broker, bank or other holder of record, and you have any questions in this regard, we encourage you to contact your holder of record.

Fractional Shares

No scrip or warrants or fractional shares would be issued if, as a result of the reverse stock split, a stockholder would otherwise become entitled to a fractional share. Instead, each stockholder will be entitled to receive a cash payment equal to the fraction of which such stockholder would otherwise be entitled multiplied by the closing price per share of Class A common stock on the date of the Effective Time as reported by the NYSE (as adjusted to give effect to the reverse stock split). No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for their fractional shares for the period of time between the Effective Time and the date payment is received.

After the Effective Time, then-current stockholders would have no further interest in our Company with respect to their fractional shares. A person entitled to a fractional share would not have any voting, dividend or other rights in respect of their fractional share except to receive the cash payment as described above. Such cash payments would reduce the number of post-reverse stock split stockholders to the extent that there are stockholders holding fewer than that number of pre-reverse stock split shares within the reverse stock split ratio that is determined by us as described above. Reducing the number of post-reverse stock split stockholders, however, is not the purpose of this proposal.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

If the reverse stock split is effected, the par value per share of Class A common stock, Class B common stock and Class C common stock will remain unchanged at $0.01. Accordingly, the stated capital on the Company’s consolidated balance sheets attributable to our Class A common stock, Class B common stock and Class C common stock will be reduced proportionally based on the reverse stock split ratio selected by our Board of Directors, and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. In addition, cash paid to stockholders for the fractional shares to which they would have been entitled from the reverse stock split will be recorded as a reduction to the additional paid-in capital account. The per share net income or loss of our Class A common stock, Class B common stock and Class C common stock will be increased because there will be fewer shares of common stock outstanding. The effects of the reverse stock split will be applied retrospectively to the Company’s consolidated balance sheets, consolidated statements of stockholders’ equity and per share amounts for all periods presented for all financial statements not yet issued. We do not anticipate that any other material accounting consequences would arise as a result of the reverse stock split.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the reverse stock split, our Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

No Dissenters’ Rights of Appraisal

Under the Delaware General Corporation Law, stockholders will not be entitled to dissenters’ rights of appraisal with respect to the reverse stock split, and we do not intend to independently provide stockholders with any such right or any similar right.

Interest of Certain Persons in Matters to Be Acted Upon

Certain of our directors and executive officers have an interest in this proposal as a result of their ownership of shares of common stock, as set forth in the “Security Ownership of Certain Beneficial Owners and Management” section of this Proxy Statement. However, we do not believe that our directors or executive officers have interests in this proposal that are different from or greater than those of any of our other stockholders.

Anti-takeover Effects of Proposed Amendments

The certificate of amendment will result in a relative increase in the number of authorized but unissued shares of Class A common stock, Class B common stock and Class C common stock, and thus could, under certain circumstances, have an anti-takeover effect. However, this is not the purpose or intent of our Board of Directors. A relative increase in the number of our authorized shares could enable our Board of Directors to render more difficult or discourage an attempt by a party to obtain control of the Company by tender offer or other means. The issuance of Class A common stock, Class B common stock or Class C common stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares entitled to vote, increase the number of votes required to approve a change of control of the Company and dilute the interest of a party attempting to obtain control of the Company. Any such issuance could deprive stockholders of benefits that could result from an attempt to obtain control of the Company, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of Class A common stock, Class B common stock or Class C common stock to persons friendly to our Board of Directors could make it more difficult to remove incumbent officers and directors from office even if such change were favorable to stockholders generally.

As stated above, the Company has no present intent to use the relative increase in the number of authorized shares of Class A common stock, Class B common stock or Class C common stock for anti-takeover purposes, and the certificate of amendment is not part of a plan by our Board of Directors to adopt a series of anti-takeover provisions; however, if the certificate of amendment is filed with the Secretary of State of the State of Delaware, then a greater number of shares of Class A common stock, Class B common stock and Class C common stock would be available for such purposes than is currently available. This proposal, including the relative increase in the number of authorized shares, is not the result of any attempt to obtain control of the Company and our Board of Directors has no present intent to authorize the issuance of additional shares of common stock to discourage any such efforts if they were to arise.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of the reverse stock split to U.S. holders of our common stock. This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to stockholders in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), current Treasury regulations promulgated thereunder, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. Any such change could affect the continuing validity of this discussion.

This discussion does not address the tax consequences to U.S. holders that are subject to special tax rules, such as financial institutions, regulated investment companies, partnerships, dealers or traders in securities or currencies that use a mark-to-market method of tax accounting, tax-exempt entities, persons holding shares as part of a straddle, hedge, conversion transaction or other integrated investment, persons who acquired our common stock in connection with employment or the performance of services, persons subject to alternative minimum taxes or the unearned income Medicare tax and persons whose functional currency is not the U.S. dollar. In addition, this discussion does not address stockholders that are not U.S. holders (as defined below). This summary also assumes that the U.S. holder held the pre-reverse stock split common stock, and will hold the post-reverse stock split common stock, as a “capital asset” as defined in Section 1221 of the Code. All stockholders are urged to consult with their own tax advisors with respect to the U.S. federal tax consequences, as well as any state, local or non-U.S. tax consequences, of the reverse stock split.

As used herein, the term “U.S. holder” means a holder that, for U.S. federal income tax purposes, is a beneficial owner of our common stock and is:

•
a citizen or individual resident of the United States;
•
a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or
•
an estate or trust the income of which is subject to U.S. federal income tax regardless of its source.

In general, the reverse stock split should be treated as a tax-free recapitalization and no gain or loss should be recognized by a U.S. holder upon the exchange of pre-reverse stock split common stock for post-reverse stock split common stock, except with respect to cash received in lieu of a fractional share of common stock, as discussed below. The aggregate tax basis of the post-reverse stock split common stock should be the same as the aggregate tax basis of the pre-reverse stock split common stock exchanged in the reverse stock split (excluding any portion of such basis that is allocated to any fractional share of common stock). A U.S. holder’s holding period in the post-reverse stock split common stock should include the period during which the U.S. holder held the pre-reverse stock split common stock exchanged in the reverse stock split. U.S. holders holding shares of common stock that were acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

As noted above, we will not issue fractional shares of common stock in connection with the reverse stock split. Instead, U.S. holders who would have been entitled to receive a fractional share of common stock will be entitled to receive a cash payment in lieu of a fractional share of common stock that such U.S. holder would have otherwise been entitled to receive. A U.S. holder of common stock that receives cash in lieu of a fractional share of common stock pursuant to the reverse stock split is expected to recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis allocable to such fractional share of common stock. Any such capital gain or loss should be long-term capital gain or loss if the U.S. holder’s holding period in the fractional share of common stock surrendered is longer than one year as of the effective date of the reverse stock split. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

A U.S. holder of common stock may be subject to information reporting and backup withholding on cash paid in lieu of fractional shares in connection with the reverse stock split. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the Internal Revenue Service.

The tax treatment of a U.S. holder may vary depending upon the particular facts and circumstances of such stockholder. Each U.S. holder is urged to consult with its own tax advisor with respect to the tax consequences of the reverse stock split.

Vote Required for Approval of This Proposal

Approval of amendments to our certificate of incorporation to effect a reverse stock split requires the affirmative vote of the holders of a majority of the voting power of all outstanding stock entitled to vote on the proposal. Abstentions will have the same effect as votes against this proposal. Brokerage firms have authority to vote shares held in street name on this proposal without instructions from beneficial owners. As a result, we do not expect there will be any broker non-votes on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Class A, Class B and Class C common stock, as of March 31, 2024 by:

• each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock;

• each of our named executive officers;

• each of our directors; and

• all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 263,158,793 shares of Class A common stock, 27,390,397 shares of Class B common stock and 5,555,555 shares of Class C common stock outstanding as of March 31, 2024. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options or other rights (including restricted stock units and performance stock units) held by such person that are currently exercisable or will become exercisable or will vest and settle within 60 days of March 31, 2024 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. This table is based on information supplied by officers and directors and by Schedules 13D and Schedules 13G, if any, filed with the SEC. Unless noted otherwise, the address of all listed stockholders is c/o American Well Corporation 75 State Street, 26th Floor, Boston, MA 02109. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares Beneficially Owned% of Total Voting Power(1)						% of Total Voting Power(1)
	Class A		Class B		Class C
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%
5% Equity Holders
The Vanguard Group (2)	13,207,174	5.0%	—	—	—	—	2.4%
Caledonia (Private) Investments Pty Limited (3)	17,297,672	6.6%	—	—	—	—	3.2%
BlackRock, Inc. (4)	21,512,979	8.2%	—	—	—	—	3.9%
Senvest Management, LLC(5)	23,529,964	8.9%	—	—	—	—	4.3%
Directors and Executive Officers
Ido Schoenberg(6)	1,203,766	*	15,236,162	50.0%	—	—	25.7%
Roy Schoenberg(6)	2,084,797	*	15,684,001	50.0%	—	—	25.9%
Robert Shepardson	515,258	*	—	—	—	—	0.1%
Phyllis Gotlib	649,727	*	—	—	—	—	0.1%
Vukasin (Vaughn) Paunovich	583,008	*	—	—	—	—	0.1%
Kathy Weiler	697,382	*	—	—	—	—	0.1%
Dr. Delos (Toby) Cosgrove	344,315	*	—	—	—	—	0.1%
Deborah Jackson	55,369	*	—	—	—	—	0.0%
Deval Patrick	247,849	*	—	—	—	—	0.0%
Derek Ross	80,315	*	—	—	—	—	0.0%
Stephen Schlegel	93,453	*	—	—	—	—	0.0%
Dr. Peter Slavin	379,887	*	—	—	—	—	0.1%
Rob Webb	35,941	*	—	—	—	—	0.0%
All current directors and executive officers as a group (13 persons)	6,971,067	2.6%	30,920,163	100%	—	—	52.3%

* Denotes less than 1% of beneficial ownership.

(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A common stock, Class B common stock and Class C common stock, as a single class. The holders of our Class B common stock will at all times be entitled to 51% of our voting power, and holders of our Class A common stock and Class C common stock are entitled to one vote per share (except that holders of Class C common stock do not vote on director elections).
(2)
The Vanguard Group filed a Schedule 13G with the SEC on February 13, 2024 to report beneficial ownership of 13,207,174 shares of Amwell Class A common stock. The Vanguard Group reports that it has shared power to dispose of 204,800 shares and has shared power to vote with respect to 114,456 shares, and sole power to dispose of 13,002,374 shares. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Information regarding beneficial ownership of Amwell Class A common stock by The Vanguard Group is included herein in reliance on the aforementioned Schedule 13G.

(3)
Caledonia (Private) Investments Pty Limited filed a Schedule 13G with the SEC on February 14, 2024 to report beneficial ownership of 17,297,672 shares of Amwell Class A common stock. Caledonia (Private) Investments Pty Limited exercises sole voting power and sole dispositive power with respect to 17,297,672 shares. Caledonia (Private) Investments Pty Limited’s address is Level 10, 131 Macquarie Street, Sydney, NSW, 2000, Australia. Information regarding beneficial ownership of Amwell Class A common stock by Caledonia (Private) Investments Pty Limited is included herein in reliance on the aforementioned Schedule 13G.
(4)
BlackRock, Inc. filed a Schedule 13G with the SEC on January 25, 2024 to report beneficial ownership of 21,512,979 shares of Amwell Class A common stock. BlackRock, Inc. reports that it has sole power to dispose of 21,512,979 shares and to vote with respect to 20,636,300 shares. BlackRock, Inc.’s address is 55 East 52nd Street New York, New York, 10055. Information regarding beneficial ownership of Amwell Class A common stock by BlackRock, Inc. is included herein in reliance on the aforementioned Schedule 13G.
(5)
Senvest Management, LLC filed a Schedule 13G with the SEC on February 9, 2024 to report beneficial ownership of 23,529,964 shares of Amwell Class A common stock. Senvest Management, LLC exercises sole voting power and sole dispositive power with respect to 23,529,964 shares. Senvest Management, LLC’s address is 540 Madison Avenue, 32nd floor New York, New York 10022. Information regarding beneficial ownership of Amwell Class A common stock by Senvest Management, LLC is included herein in reliance on the aforementioned Schedule 13G.
(6)
Both Ido Schoenberg and Roy Schoenberg have agreed to vote together as a group and accordingly may be deemed to have beneficial ownership of each other’s stock.

OTHER MATTERS

As of the date of this Proxy Statement, our Board knows of no other business that will be conducted at our Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.

Delinquent Section 16(a) Reports

Section 16(a) of Act requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s Class A common stock to file with SEC reports showing ownership of and changes in ownership of the Company’s common stock and other equity securities. On the basis of information submitted by the Company’s directors and executive officers, the Company believes that its directors and executive officers timely filed all required Section 16(a) filings for fiscal year 2023 other than as noted below.

Deborah Jackson filed a late Form 4 on June 16, 2023 relating to a Rule 10b5-1 trading plan sale in order to pay the tax liability arising from the vesting and settlement of restricted stock units on June 13, 2023.

Fiscal Year 2023 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2023 are included in our Annual Report on Form 10-K filed with the SEC on February 15, 2024. This Proxy Statement and our Annual Report are posted on our investor relations web page at https://investors.amwell.com in the “Financials” section under “SEC Filings” and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to American Well Corporation, Attention: Catherine Riley, Corporate Paralegal, American Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109 .

Company Website

We maintain a website at www.americanwell.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement, and references to our website address in this Proxy Statement are inactive textual references only.

2025 ANNUAL MEETING OF STOCKHOLDERS

If you wish to submit a proposal to be considered at the 2025 annual meeting of stockholders, you must comply with the following procedures. Any communication to be made to our General Counsel as described below should be sent to our General Counsel at American Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109.

Proxy Statement Proposal

Stockholders wishing to present a proposal for inclusion in our proxy materials for the 2025 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), must timely submit their proposals so that they are received by our General Counsel no later than December [ ], 2024 (120 calendar days prior to the anniversary of our mailing this Proxy Statement). The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement and any such proposal must comply with the requirements of Rule 14a-8 in order to be considered for inclusion in our proxy materials for the 2025 annual meeting of stockholders.

Other Proposals and Director Nominations

Assuming the 2025 annual meeting of stockholders is held on June 18, 2025, stockholders wishing to nominate a candidate for election to our Board or propose other business at this annual meeting, other than pursuant to Rule 14a-8 of the Exchange Act, must submit a written notice so that it is received by our General Counsel no earlier than December 20, 2024 (180 calendar days prior to the anniversary of the 2024 Annual Meeting), nor later than February 18, 2025 (120 calendar days prior to the anniversary of the 2024 Annual Meeting). Any stockholder proposal or director nominations must comply with our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. In addition to complying with the advance notice provisions of our bylaws, to solicit proxies in support of director nominees other than the Company’s nominees, a stockholder must give timely notice that complies with the requirements of Rule 14a-19 and which must be received no later than April 21, 2025 (60 calendar days prior to the anniversary of the 2024 Annual Meeting).

APPENDIX A

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF AMERICAN WELL CORPORATION

American Well Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.
The amendment to the Corporation’s Amended and Restated Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
2.
Article IV(A)(1) of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended by adding the following at the end thereof:

Effective as of 5:00 p.m. Eastern Time on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Reverse Split Effective Time”), (i) each [●][1]shares of Class A Common Stock issued and outstanding immediately prior to the Reverse Split Effective Time shall be combined into one validly issued, fully paid and non-assessable share of Class A Common Stock automatically and without any action by the holder thereof, (ii) each [●][2]shares of Class B Common Stock issued and outstanding immediately prior to the Reverse Split Effective Time shall be combined into one validly issued, fully paid and non-assessable share of Class B Common Stock automatically and without any action by the holder thereof and (iii) each [●][3]shares of Class C Common Stock issued and outstanding immediately prior to the Reverse Split Effective Time shall be combined into one validly issued, fully paid and non-assessable share of Class C Common Stock automatically and without any action by the holder thereof (such combination of shares, the “Reverse Stock Split”). The par value of the Class A Common Stock, Class B Common Stock and Class C Common Stock following the Reverse Stock Split shall remain at $0.01 per share. The number of authorized shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Preferred Stock shall remain unchanged following the Reverse Split Effective Time. No fractional shares of Class A Common Stock, Class B Common Stock or Class C Common Stock shall be issued as a result of the Reverse Stock Split. In lieu thereof, any holder who would otherwise be entitled to a fractional share of Class A Common Stock, Class B Common Stock or Class C Common Stock as a result of the Reverse Stock Split, following the Reverse Split Effective Time, shall be entitled to receive a cash payment equal to the fraction of which such holder would otherwise be entitled multiplied by the closing price per share of Class A Common Stock as reported by the New York Stock Exchange (as adjusted to give effect to the Reverse Stock Split) on the date of the Reverse Split Effective Time; provided that all shares of Class A Common Stock, Class B Common Stock or Class C Common Stock (including fractions thereof) issuable as a result of the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of a fractional share of Class A Common Stock, Class B Common Stock or Class C Common Stock, as applicable. The Reverse Stock Split shall occur automatically without any further action by the holders of Common Stock, and whether or not the certificates representing such shares have been surrendered to the Corporation; provided that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable as a result of the Reverse Stock Split unless the existing certificates evidencing the applicable shares of stock prior to the Reverse Stock Split are either surrendered to the Corporation, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes a lost certificate affidavit and agreement reasonably acceptable to the Corporation (which may include a requirement to post a bond) to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificates.

***

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on [●].

AMERICAN WELL CORPORATION
By:
Name:
Title:

[1] Shall be a whole number between and including 10 and 20, which number is referred to as the “Reverse Split Factor” (it being understood that any Reverse Split Factor within such range shall as well as the related variations described in footnotes 2 and 3, together with the remaining provisions of this Certificate of Amendment not appearing in brackets, constitute a separate amendment being approved and adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law).

[2] Shall be the Reverse Split Factor.

[3] Shall be the Reverse Split Factor.

SCAN TO VIEW MATERIALS & VOTE • AMERICAN WELL CORPORATION C/O BROADRIDGE VOTE BY INTERNET P.O. BOX 1342 Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above BRENTWOOD, NY 11717 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting -Go to www.virtualshareholdermeeting.com/AMWL2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. V46338-P04358 AMERICAN WELL CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark "For All Except" and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following: 1. To elect three Class I directors to serve until the !!! 2027 annual meeting of stockholders 01) Mr. Derek Ross 02) Ms. Deborah Jackson 03) Mr. Rob Webb The Board of Directors recommends you vote FOR the following proposal: For Withhold 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the Company for the fiscal year !! ending December 31, 2024 The Board of Directors recommends you vote FOR the following proposal: For Withhold 3. To approve, on an advisory basis, the compensation paid to the Company's named executive officers as disclosed in the compensation discussion and !! analysis and the related compensation tables and narrative disclosure in the Company's proxy statement The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4. To approve amendments to the Company's certificate of incorporation to effect a reverse stock split Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Form 10-K are available at www.proxyvote.com. V46339-P04358 AMERICAN WELL CORPORATION Annual Meeting of Stockholders June 18, 2024 10:00 AM, Eastern Time This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Bradford Gay and Robert Shepardson (“Named Proxies”), and each or either of them, as proxies, each with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of American Well Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such proxies to vote in their discretion on such other matters as may properly come before the meeting and revoking any other proxy heretofore given. THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote these shares unless you sign (on the reverse side) and return this card. Continued and to be signed on reverse side